Exhibit T3B.1

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HOMER CITY GENERATION, L.P.

A DELAWARE LIMITED PARTNERSHIP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

HOMER CITY GENERATION, L.P.

A DELAWARE LIMITED PARTNERSHIP

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HOMER CITY GENERATION, L.P. (the “Partnership”) is made and entered into effective as of the [•] day of December, 2012, by and among EFS HC GP, LLC, a Delaware limited liability company, as general partner (together with any other Person that becomes a general partner of the Partnership as provided herein, in such Person’s capacity as a general partner of the Partnership, the “General Partner”), and each of the Persons listed on the signature pages hereof as Limited Partners, as limited partners.

W I T N E S S E T H :

WHEREAS, the General Partner and EFS HC LP, LLC, as the initial limited partner (the “Initial Limited Partner”), formed the Partnership pursuant to a Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware and entered into an Agreement of Limited Partnership (the “Initial Agreement”); and

WHEREAS, the parties hereto wish to effect the following: (i) the amendment and restatement of the Initial Agreement; (ii) the admission of the Limited Partners listed on the signature pages hereto as limited partners of the Partnership and the withdrawal of the Initial Limited Partner; and (iii) the continuation of the Partnership on the terms set forth herein.

NOW THEREFORE, in consideration of the mutual promises of the parties hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

“AAA” has the meaning set forth in Section 13.7 hereof.

“Accepting Limited Partner” has the meaning set forth in Section 11.3(c) hereof.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended and in effect from time to time.

“Additional Capital Contributions” means, with respect to any Partner, the sum of (x) the amount reflected as “Additional Capital Contributions” of such Partner as of the date hereof on Schedule B attached hereto plus (y) the Capital Contributions made by such Partner after the date hereof (as may be adjusted pursuant to the provisions of Section 3.5(b) hereof).

“Adjusted Capital Account Deficit” means, with respect to any Partner, a deficit balance in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit from such Capital Account the items described in Sections 1.704 - 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Affiliate” of a Person means any Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” means this Amended and Restated Agreement of Limited Partnership, including all exhibits and schedules hereto, as it may be amended or restated from time to time.

“Bankruptcy” of a Partner means (a) the filing by a Partner of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the U.S. Code (or corresponding provisions of future laws) or any other Federal or state insolvency law, or a Partner’s filing an answer consenting to or acquiescing in any such petition, (b) the making by a Partner of any assignment for the benefit of its creditors or the admission by a Partner in writing of its inability to pay its debts as they mature, or (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the U.S. Code (or corresponding provisions of future laws), seeking an application for the appointment of a receiver for the assets of a Partner, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other Federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60 day period. With respect to the General Partner, the events set forth in the foregoing definition of “Bankruptcy” are intended to replace and shall supersede the events set forth in Sections 17-402(a)(4) and 17-402(a)(5) of the Act.

“Book Item” has the meaning set forth in Section 7.1(a)(i) hereof.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are required or authorized by law to close.

“Capital Account” means, with respect to any Partner, the capital account maintained for such Partner in accordance with the following provisions:

(a) To each Partner’s Capital Account, there shall be credited such Partner’s Capital Contributions, such Partner’s distributive share of Net Income (or items of income or gain) allocated pursuant to Section 6.2 hereof or any item in the nature of income or gain which is specially allocated pursuant to Section 6.3 hereof and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner;

(b) From each Partner’s Capital Account, there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Net Loss (or items of expense or loss) allocated pursuant to Section 6.2 hereof or any item in the nature of expense or loss which is specially allocated pursuant to Section 6.3 hereof and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership;

(c) If all or a portion of an Interest is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent that it relates to the Transferred Interest; and

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Regulations.

The foregoing provision and other provisions of this Agreement relating to the determination and maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.

“Capital Call Payment Date” means a date specified in a Funding Notice for the payment of a Capital Contribution by one (1) or more Partners to the Partnership.

“Capital Contribution” means, with respect to any Partner, the aggregate amount of money and the Fair Market Value of other property contributed to the Partnership by such Partner (or its predecessors in interest) with respect to the Interest held by such Partner. The aggregate Capital Contributions of the Partners are set forth on Schedule B hereto.

“Certificate” means the Certificate of Limited Partnership as filed with the Secretary of State of the State of Delaware pursuant to the Act as set forth in the recitals hereof, as it may be amended or restated from time to time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Company” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or other entity.

“Constituent Member” means any Person that is an officer, director, member, partner or shareholder in a Person, or any Person that, indirectly through one or more limited liability companies, partnerships or other entities, is an officer, director, member, partner or shareholder in a Person.

“Control”, “Controlled”, and “Controlling” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise.

“Declined Amount” has the meaning set forth in Section 3.5(a) hereof.

“Delaware Arbitration Act” has the meaning set forth in Section 13.7 hereof.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for Federal income tax purposes with respect to an asset for such Fiscal Year, except that (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for Federal income tax purposes at the beginning of such Fiscal Year and which difference is being eliminated by use of the “remedial method” as defined by Section 1.704-3(d) of the Regulations, Depreciation for such Fiscal Year shall be the amount of book basis recovered for such Fiscal Year under the rules prescribed by Section 1.704-3(d)(2) of the Regulations, and (b) with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis for Federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that in the case of clause (b) above, if the adjusted tax basis for Federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Depreciation Recapture” shall have the meaning set forth in Section 7.1(a)(ii)(B).

“Disposition” means any transaction or series of transactions whereby the Partnership sells or otherwise disposes of its right, title and interest in and to any part or all of the Project. For the avoidance of doubt, in the event that the Project is written down to zero pursuant to the provisions of this Agreement, the Project shall be deemed to have been the subject of a “Disposition” for purposes hereof.

“Distribution Date” means any date of distribution under Section 5.1 hereof.

“Drag-Along Sale” is defined in Section 11.2(a).

“Drag-Along Limited Partner” is defined in Section 11.2(a).

“EMEHC” means EME Homer City Generation, L.P., a Pennsylvania limited partnership.

“EPC Contract” means that certain turnkey engineering, procurement and construction agreement dated as of April 2, 2012, by and among EFSHC, or its assignee, and Kiewit Power Constructors Co., a Delaware corporation, as amended, supplemented or modified from time to time.

“Expenses” has the meaning set forth in Section 4.3 hereof.

“Fair Market Value” of any asset, property or liability means the fair market value of such asset, property or liability, as determined in good faith by the General Partner.

“Federal” has the meaning set forth in Section 13.5 hereof.

“Fiscal Year” means the calendar year, except that if the Partnership is required under the Code to use a taxable year other than a calendar year, then Fiscal Year shall mean such taxable year.

“FOIA” has the meaning set forth in Section 13.13(c) hereof.

“Funded Commitment” means the amount of Capital Contributions, whether or not returned to the Partners, invested by the Partnership in the Project which, at the date of determination, have not been the subject of a Disposition.

“Funding Notice” has the meaning specified in Section 3.2(a) hereof.

“GE Capital Limited Partner” means, initially, EFS Homer City, LLC, and includes any member of the GE Capital Group to which Interests are transferred in accordance with this Agreement.

“GE Capital Group” means General Electric Capital Corporation and its Affiliates.

“General Partner” has the meaning specified in the introductory paragraph hereof.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for Federal income tax purposes, except as follows:

(a) The Gross Asset Value of any asset contributed by a Partner to the Partnership is the gross Fair Market Value of such asset as determined by the General Partner at the time of contribution;

(b) The Gross Asset Value of all Partnership assets may be adjusted to equal their respective gross Fair Market Values, as determined by the General Partner, as of the following times: (i) the acquisition of any additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution (including, for the avoidance of doubt, an additional Capital Contribution pursuant to Section 3.2); (ii) the distribution by the Partnership to the Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; (iii) the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a Partner capacity, or by a new Partner acting in a Partner capacity or in anticipation of becoming a Partner; and (iv) the liquidation of the Partnership within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and

(c) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross Fair Market Value of such asset on the date of distribution as determined by the General Partner.

(d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b) but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (A) Regulations Section 1.704-1(b)(2)(iv)(m) and (B) subparagraph (d) of the definition of “Net Income” and “Net Loss” in Article 1 or Section 6.3(f); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the General Partner determines that an adjustment pursuant to subparagraph (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to clause (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by Depreciation taken into account with respect to such asset for purposes of computing Net Income or Net Loss.

“Indemnified Party” has the meaning set forth in Section 4.6(a) hereof.

“Initial Agreement” has the meaning set forth in the recitals hereof.

“Initial Limited Partner” has the meaning set forth in the recitals hereof.

“Interest” means the partnership interest owned by a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions this Agreement.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Limited Partner” means each of the Persons listed on the signature pages hereof as limited partners, or any other Person who becomes a limited partner of the Partnership as provided herein, in such Person’s capacity as a limited partner of the Partnership. For purposes of the Act, the Limited Partners shall constitute a single class of limited partners.

“Management Fee” has the meaning set forth in Section 4.2 hereof.

“Material Agreements” means any (x) power purchase agreement, fuel supply agreement or energy hedging contract that provides for or supports the sale by the Partnership of more than 650MWs over a term of more than five (5) years or (y) any O&M agreement, other than any O&M agreement with a nationally recognized operator of coal-fired electric generating plants.

“Metlife” means Metropolitan Life Insurance Company.

“Metlife Partner Group” means Limited Partners holding a majority of the Interests held by Metlife and any other Person to whom Interests are transferred by Metlife in accordance with the provisions of Article 11 hereof (taking into account only, for this purpose, Interests originally held by Metlife (including after giving effect to any Additional Capital Contributions made by Metlife pursuant to the provisions of Section 3.5(b))).

“MTA” means the Master Transaction Agreement dated as of September 21, 2012 between EMEHC and the Partnership, together with the schedules and exhibits thereto.

“Net Income” and “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

(a) Any income of the Partnership that is exempt from Federal income tax, and to the extent not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be added to such taxable income or loss;

(b) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and to the extent not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subdivisions (b) or (c) of the definition of “Gross Asset Value” herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation”;

(f) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g) Any items which are specially allocated pursuant to the provisions of Section 6.3 hereof shall not be taken into account in computing Net Income or Net Loss.

“Non-Participating Limited Partner” has the meaning set forth in Section 3.5(a) hereof.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Participation Notice” has the meaning set forth in Section 11.3(c) hereof.

“Partner Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if the Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Partners” means, collectively, the General Partner and the Limited Partners, and “Partner” means, individually, either the General Partner or any Limited Partners.

“Partnership” has the meaning specified in the introductory paragraph hereof.

“Partnership Business” has the meaning set forth in Section 2.5 hereof.

“Partnership Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Person” means any individual or Company and, where the context so permits, the legal representatives, successors in interest and permitted assigns of such Person.

“Prime Rate” means the highest prime rate of interest quoted from time to time by The Wall Street Journal as the “base rate” on corporate loans at large money center commercial banks.

“Project” has the meaning set forth in Section 2.5 hereof.

“Project Proceeds” means all cash proceeds or other cash receipts received by the Partnership (other than Capital Contributions), net of (a) Reserves and (b) amounts necessary to pay Expenses (to the extent the Partners have not made Capital Contributions in respect of such Expenses).

“Qualified Limited Partner” means Metlife, but only so long as Metlife and its Affiliates have not (x) sold any of their respective Interests to any other Person that is not an Affiliate of Metlife, or (y) elected not to participate in additional Capital Contributions after the date hereof in accordance with Section 3.2 hereof in an amount equal to or in excess of $50,000,000.00 in the aggregate (other than any additional Capital Contributions in respect of the installation of the pollution control equipment retro fit of the Project contemplated on the date hereof).

“Realized Investments” means, at any date of determination, the Project or any portion thereof that has previously been sold or otherwise disposed of by the Partnership (solely to the extent of the portion sold or otherwise disposed of).

“Regulations” means the Income Tax Regulations promulgated under the Code, as amended.

“Regulatory Allocations” has the meaning set forth in Section 6.4 hereof.

“Reserves” means the amount of proceeds that the General Partner determines in good faith and in its discretion is necessary to be maintained by the Partnership for the purpose of paying reasonably anticipated Expenses, liabilities and obligations of the Partnership regardless of whether such Expenses, liabilities and obligations are actual or contingent.

“Returns” has the meaning set forth in Section 8.3 hereof.

“Sale Notice” has the meaning set forth in Section 11.3(b) hereof.

“Securities” means securities of every kind and nature and rights and options with respect thereto, including stock, notes, bonds, evidences of indebtedness and other business interests of every type, including interests in any Company.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Sharing Percentage” means, with respect to any Partner, a fraction, expressed as a percentage, the numerator of which is the aggregate amount of Capital Contributions of such Partner and the denominator of which is the aggregate amount of the Capital Contributions of all of the Partners (as may be adjusted pursuant to the provisions of Section 3.5(b)). As of the date hereof, the Sharing Percentages of the Partners are as set forth on Schedule C.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, company, joint venture or other legal entity in which such Person from time to time directly or indirectly, through one or more intermediaries, holds or controls either, or both, a majority of the voting rights or the right to appoint or remove a majority of the board of directors of such corporation, partnership, company, joint venture or other legal entity.

“Successor General Partner” has the meaning set forth in Section 10.1(b) hereof.

“Super-Majority Vote of Limited Partners” means the affirmative vote of (i) the Limited Partners whose Sharing Percentages aggregate greater than sixty-six and two thirds percent (66 – 2/3%) in the Partnership and (ii) the affirmative vote of Metropolitan Life Insurance Company or any of its affiliates so long as such entity remains a Qualified Limited Partner.

“Tag-Along Sale” is defined in Section 11.3(b) hereof.

“Tag-Along Interests” has the meaning set forth in Section 11.3(b) hereof.

“Tag-Along Limited Partner” is defined in Section 11.3(a) hereof.

“Tax Distribution” has the meaning set forth in Section 5.2 hereof.

“Tax Matters Partner” has the meaning set forth in Section 8.4(a) hereof.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, assignment, hypothecation or other disposition and, as a verb, to voluntarily or involuntarily transfer, sell, pledge, assign, hypothecate or otherwise dispose of; “Transferor” means a Person that Transfers or proposes to Transfer; and “Transferee” means a Person to whom a Transfer is made or is proposed to be made.

ARTICLE 2

ORGANIZATION

2.1 Formation of Limited Partnership. The Partnership has previously been formed pursuant to the Act. The Initial Agreement is hereby amended and restated in its entirety, and the Partnership is hereby continued. The rights and liabilities of the Partners shall be as provided for in the Act if not otherwise expressly provided for in this Agreement.

2.2 Name. The name of the Partnership is “Homer City Generation, L.P.” The business of the Partnership shall be conducted under such name or under such other names as the General Partner may deem appropriate upon written notice to the Limited Partners. Except as may be required under applicable Regulations, no value shall be placed upon the name or the goodwill attached thereto for the purpose of determining the Fair Market Value of any Partner’s Capital Account or Interest.

2.3 Office; Agent for Service of Process. The address of the Partnership’s registered office in Delaware is 1209 Orange Street, Wilmington, DE 19801. The name of the registered agent in Delaware for service of process is The Corporation Trust Company. The General Partner may change the registered office and the registered agent of the Partnership in its discretion. The Partnership shall maintain a principal place of business and office(s) at such place or places as the General Partner may from time to time designate. The General Partner shall provide prompt written notice to the Limited Partners of any change in the Partnership’s principal place of business.

2.4 Term. The term of the Partnership commenced upon the date of filing of the Certificate in the office of the Secretary of State of the State of Delaware pursuant to the Act and shall continue in full force and effect until the dissolution of the Partnership in accordance with the provisions of Section 9.1 hereof or as otherwise provided by law.

2.5 Purpose and Scope. The purpose of the activities to be conducted by the Partnership (the “Partnership Business”) is to engage in acquiring, owning, and/or operating the coal-fired electric generating plant formerly known as the Homer City Generation Station located near Indiana, Pennsylvania, and certain facilities and other assets associated therewith and ancillary thereto (the “Project”), to enter into financing arrangements in respect thereof and to engage in all other lawful business activities in connection therewith. The parties do not intend for the Partnership to hire any employees for the Partnership or its wholly-owned Subsidiaries, or to enter into or adopt any employee benefit plan or arrangement for the benefit or welfare of any such employees.

2.6 Authorized Acts. In furtherance of the Partnership Business, but subject to all other provisions of this Agreement (including Section 4.1 hereof), the General Partner, on behalf of the Partnership, is hereby authorized and empowered:

(a) To direct the formulation of investment policies and strategies for the Partnership (including formulating bid strategy for PJM capacity auctions, directing energy hedging and energy management activities, developing and executing fuel procurement and transportation strategies and developing risk management policies);

(b) To investigate, select, negotiate, structure, purchase, invest in, hold, pledge, exchange, transfer and sell or otherwise dispose of the Project;

(c) To monitor the performance of the Project, to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to the Project and to take whatever action, including steps to influence key management decisions of the Partnership as may be necessary or advisable as determined by the General Partner in its discretion;

(d) To enter into any kind of activity and to enter into, perform and carry out contracts of any kind necessary to, in connection with, or incidental to the accomplishment of the purposes of the Partnership set forth in Section 2.5;

(e) To open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts;

(f) To hire consultants, brokers, attorneys, accountants and such other agents for the Partnership as it may deem necessary or advisable to operate and/or provide services at the Project (including operating and maintenance services, energy management, power marketing, fuel procurement and transportation, asset management services and operation services) and to authorize any such agent to act for and on behalf of the Partnership;

(g) To purchase insurance policies on behalf of the General Partner and the Partnership, including for director and officer liability and other liabilities of the General Partner and the Partnership;

(h) To buy, lease, sell, pledge, mortgage, encumber (without personal recourse to the Partners), or otherwise acquire or dispose of any or all of the assets of the Partnership, including without limitation, sales and dispositions of emission credits;

(i) To make tax, regulatory and other filings with, and to render periodic and other reports to, governmental agencies having jurisdiction over the assets or business of the Partnership;

(j) To pay all Expenses of the Partnership and the General Partner in accordance with Section 4.3 hereof;

(k) Subject to Sections 4.1(b), 4.1(c), and 4.7 hereof, to cause the Partnership to borrow money from any Person;

(l) To cause the Partnership to guarantee loans or other indebtedness or arrange for letters of credit to facilitate the purchase or sale of, or otherwise in connection with the Project; and

(m) To take any and all other actions which are determined by the General Partner to be necessary, convenient or incidental to the conducting of the Partnership Business.

2.7 Outside Activities.

(a) The General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, and in particular may be a creditor of the Partnership, for its own account and for the account of others, without having or incurring any obligation to offer any interest in such businesses or activities to the Partnership or any Partner. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement or the Partnership relationship created hereby in any such business interests.

(b) The General Partner may lend to the Partnership funds needed by the Partnership on such terms and for such periods of time as the General Partner may determine; provided, however, that the General Partner may not charge the Partnership an effective rate of interest (including points or other financing charges or fees) greater than the effective rate of interest (including points or other financing charges or fees) that would be charged to the Partnership by unrelated lenders on loans with comparable terms. The Partnership shall reimburse the General Partner for any costs reasonably incurred by the General Partner in connection with the borrowing of funds obtained by the General Partner and loaned to the Partnership.

2.8 Tax Classification of the Partnership. It is intended that the Partnership be classified as a partnership for Federal income tax purposes.

(a) Certain Tax Elections. The Partnership shall not file any election pursuant to Regulations Section 301.7701-3(c) to be treated as an entity other than a partnership. The Partnership shall not elect, pursuant to Code Section 761(a), to be excluded from the provisions of subchapter K of the Code.

(b) Publicly Traded Partnerships. To ensure that Interests are not traded on an established securities market within the meaning of Regulations Section 1.7704-1(b) or readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Regulations Section 1.7704-1(c), notwithstanding anything to the contrary contained herein,

(i) The Partnership shall not participate in the establishment of any such market or the inclusion of its Interests thereon, and

(ii) The Partnership shall not recognize any Transfer made on any market by:

(A) redeeming the Transferor Partner (in the case of a redemption or repurchase by the Partnership); or

(B) admitting the Transferee as a Partner or otherwise recognizing any rights of the Transferee, such as a right of the Transferee to receive Partnership distributions (directly or indirectly) or to acquire an interest in the capital or profits of the Partnership.

2.9 Admission of Partners; Withdrawal of Initial Limited Partner. Each Limited Partner being admitted to the Partnership on the date hereof shall be deemed admitted to the Partnership as a limited partner of the Partnership upon its execution and delivery of a counterpart of this Agreement and the acceptance thereof by the General Partner. Upon the admission of the Limited Partners pursuant to the immediately preceding sentence, the Initial Limited Partner shall be deemed to have withdrawn as a limited partner of the Partnership, the capital of the Initial Limited Partner shall be returned without interest or deduction and the Initial Limited Partner shall have no further rights, interests or liabilities of any kind whatsoever as a limited partner of the Partnership.

ARTICLE 3

CAPITAL CONTRIBUTIONS

3.1 Initial Capital Contributions. As of the date hereof, the Partners have contributed to the Partnership the Capital Contributions in respect of the Project set forth on Schedule B.

3.2 Additional Capital Contributions.

(a) Additional Capital Contributions. Each Limited Partner shall make Capital Contributions in cash to the Partnership upon notice (a “Funding Notice”) from the General Partner as may be necessary to pay and fully satisfy its pro rata portion (in accordance with its Sharing Percentage) of any Expenses. Except as explicitly provided in this Section 3.2 and elsewhere herein and unless otherwise required by the Act, but subject to the provisions of Section 3.5 hereof, no Partner shall be required to make any additional Capital Contributions to the Partnership without the consent of such Partner and no Partner shall be permitted to make any additional Capital Contributions without the consent of the General Partner.

(b) Funding Notice. The General Partner shall give the Funding Notice in the manner specified in Section 13.1 hereof, and the Funding Notice shall specify (i) the place at which such Capital Contribution is to be made, including, if applicable, the account of the Partnership to which such Capital Contribution should be made, (ii) the amount of such Capital Contribution to be made, (iii) whether such Capital Contribution is required (A) in connection with the Project or (B) to pay Expenses and (iv) the date and time at which such Capital Contribution is to be made, which time shall not be earlier than 12:00 p.m., New York, New York time, on the tenth Business Day after the giving of the Funding Notice. If the General Partner deems it advisable, the General Partner may reduce the amount of or cancel any call for a Capital Contribution by giving notice to each Partner.

(c) Other Terms. No interest shall be paid to any Partner on any Capital Contributions. All additional Capital Contributions shall be denominated and payable in U.S. dollars.

3.3 Withdrawals. Except as explicitly provided elsewhere herein, no Partner shall have any right (a) to withdraw as a Partner from the Partnership, (b) to withdraw from the Partnership all or any part of such Partner’s Capital Contributions, (c) to receive property other than cash in return for such Partner’s Capital Contributions or (d) to receive any distribution from the Partnership.

3.4 Liability of Partners.

(a) Except as explicitly provided in the Act or as explicitly provided elsewhere herein, no Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership whatsoever. Each of the Partners acknowledges that its Capital Contributions are subject to the claims of any and all creditors of the Partnership to the extent provided by the Act and other applicable law.

(b) (i) Except as required by the Act, other applicable law or as otherwise expressly set forth herein, no Limited Partner shall be required to repay to the Partnership, any Partner or any creditor of the Partnership all or any part of the distributions made to such Limited Partner pursuant hereto; provided, however, that the General Partner may require a Limited Partner to return distributions made to such Limited Partner for the purpose of meeting such Limited Partner’s pro rata share of Expenses (including indemnification obligations under Section 4.6 hereof) as determined by the General Partner in its discretion (based on distributions received by each Partner from the Partnership relative to all distributions received by all Partners).

(ii) If, notwithstanding anything to the contrary contained herein, it is determined under applicable law that any Limited Partner has received a distribution which is required to be returned to or for the account of the Partnership or Partnership creditors, then the obligation under applicable law of any Limited Partner to return all or any part of a distribution made to such Limited Partner shall be the obligation of such Limited Partner and not of any other Partner.

(iii) Any amount returned by a Limited Partner pursuant to this Section 3.4(b) shall be treated as a contribution of capital to the Partnership (but not as a Capital Contribution for purposes hereof) and shall be treated as if such returned amount was not previously distributed to such Limited Partner.

(c) The obligation of a Limited Partner to return distributions pursuant to this Section 3.4 shall survive the termination of the Partnership and this Agreement.

3.5 Non-Participating Limited Partners.

(a) If at any time a Limited Partner shall fail to (or shall elect not to) make a Capital Contribution to the Partnership within five (5) Business Days following delivery of a Funding Notice by the General Partner (the “Non-Participating Limited Partner”), the General Partner shall (i) reduce the Non-Participating Limited Partner’s Sharing Percentage, and (ii) increase the participating Limited Partners’ Sharing Percentage, in each case, in a manner consistent with the definition thereof. An example of such an adjustment of the Limited Partners’ Sharing Percentages is set forth on Schedule D. Notwithstanding anything to the contrary contained herein, the remedy of the General Partner and the Partnership pursuant to this Section 3.5 as a result of such Non-Participating Limited Partner’s failure to (or decision not to) make any Capital Contribution as and when due (the “Declined Amount”) shall be the sole and exclusive remedy of the Partnership and the General Partner in respect thereof.

(b) If, on or prior to May 4, 2013, any Non-Participating Limited Partner shall make payment of any Declined Amount (or its pro rata portion of any “Additional Capital Contributions” made solely by another Partner as of the date hereof as reflected on Schedule B hereto) to the participating Limited Partners (or to the Partner that made an “Additional Capital Contribution” as of the date hereof reflected on Schedule B hereto) the Sharing Percentages shall be modified as of the date of such payment in a manner consistent with the definition thereof, and the Additional Capital Contributions of the Partners shall be adjusted to reflect such payments. An example of such an adjustment of the Limited Partners’ Sharing Percentages is set forth on Schedule D.

(c) No course of dealing between the General Partner and any Non-Participating Limited Partner and no delay in exercising any right, power or remedy conferred in this Section 3.5 or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy.

ARTICLE 4

MANAGEMENT

4.1 Management and Control of Partnership.

(a) Except as otherwise expressly provided herein or by law, the General Partner is hereby vested with the full, exclusive and complete right, power and discretion to operate, manage and control the affairs of the Partnership and to make all decisions affecting Partnership affairs, as deemed proper, convenient or advisable by the General Partner in pursuit of the business purpose of the Partnership as described in Section 2.5. Without limiting the generality of the foregoing, all of the Partners hereby specifically agree (without further notice to or Consent from any Limited Partner) that the General Partner may do the following:

(i) make investments in the Project;

(ii) perform, or arrange for the performance of, the management and administrative services necessary for the operations of the Partnership (including operation and maintenance services, energy management services, power marketing services, fuel procurement and transportation services and asset management services) and for the management of the investment of the Partnership’s funds both prior to and after its investment in the Project;

(iii) manage the Project including, but not limited to, monitoring investments made by the Partnership or fostering the ultimate realization of those investments providing;

(iv) subject to Section 4.1(b), incur expenditures as the General Partner shall determine to be appropriate in furtherance of the purposes of the Partnership, and, to the extent that funds of the Partnership are available, pay all expenses, debts and obligations of the Partnership;

(v) engage and terminate any and all consultants, custodians of the assets of the Partnership or other agents;

(vi) subject to Sections 4.1(b) and 4.1(c), enter into, execute, amend, supplement, acknowledge and deliver, and cause the Partnership to perform its obligations under any and all other contracts, agreements or instruments (including the Turnkey Engineering Procurement and Construction Agreement between the Partnership (as successor in interest to EFC Homer City LLC) and Kiewit Power Contractors Co.) as the General Partner shall determine to be appropriate in furtherance of the purposes of the Partnership, including entering into agreements to dispose of the Project (which agreements may include such representations, warranties, covenants, indemnities and guarantees as the General Partner deems necessary or advisable);

(vii) admit an assignee of all or any fraction of a Limited Partner’s Interest to be a Substituted Limited Partner in the Partnership pursuant to and subject to the terms of Section 11.5;

(viii) subject to Section 2.8(a), make any election under Federal, state and local tax laws; and

(ix) act as the Tax Matters Partner of the Partnership, as such term is defined in Section 6231(a)(7) of the Code, and exercise any authority permitted the Tax Matters Partner under the Code.

(b) Notwithstanding the foregoing, the General Partner may do any of the following only with the Super-Majority Vote of the Limited Partners:

(i) grant any lien on the assets of the Partnership to secure the obligations of a Person other than the Partnership or any wholly-owned Subsidiaries of the Partnership for a purpose that is otherwise unrelated to the Partnership Business;

(ii) redeem, on a non-pro rata basis, any Interests (it being agreed that any amendment to this Agreement to make any Interests redeemable by the Partnership shall require the consent of all of the Limited Partners);

(iii) approve, execute, amend or terminate any material contract by the Partnership or a Subsidiary of the Partnership with an Affiliate of any Partner, except for contracts entered into in the ordinary course of business on terms that are no less favorable to the Partnership or such Subsidiary than those that could be obtained from unrelated or un-Affiliated third parties;

(iv) settle or compromise any proceedings before any governmental or arbitral body if the Partnership would be obligated to pay more than $75 million in connection therewith (it being agreed that in no event shall the General Partner consent to any injunction or other equitable relief that would be binding upon any Partner or any Subsidiaries of any Partner (other than the Partnership and its Subsidiaries) without the prior consent of such Partner));

(v) make or agree to make capital expenditure with respect to or on behalf of any Project which, individually or in the aggregate in any year, would require the Partnership to make payments in excess of $100 million in any Fiscal Year, other than (A) as contemplated by any Material Agreement or the then-current annual budget of the Partnership or (B) expenditures required by law or which is incurred, in the reasonable judgment of the General Partner, to avoid or to mitigate an emergency;

(vi) except to the extent not prohibited by Section 4.1(c)(iii), establish any Subsidiaries other than wholly-owned Subsidiaries of the Partnership; and

(c) Notwithstanding the foregoing, the General Partner may do any of the following only with the consent of the GE Capital Limited Partner and the Metlife Partner Group:

(i) incur indebtedness for borrowed money (A) other than indebtedness up to $300,000,000 if the proceeds of such indebtedness are used to refinance or reimburse the Additional Capital Contributions of the Partners or (B) other than indebtedness incurred pursuant to Section 4.7 (which shall be permitted subject to the terms of such Section), if the proceeds of such indebtedness are used to make distributions to or to redeem or otherwise repurchase Interest of the Limited Partners other than on a pro rata basis;

(ii) voluntarily file any action or instituting any proceedings in Bankruptcy;

(iii) (i) make or agree to make any acquisition of all or substantially all of the assets or stock of any Person that would have the effect of materially changing the Partnership Business, or (ii) enter into or agree to any liquidation, winding-up or dissolution of the Partnership or (ii) enter into or agree to any recapitalization which disproportionately and adversely affects any Limited Partner in any material respect;

(iv) make any loans or advances (x) to any member of the GE Capital Group or (y) other than in the ordinary course of business, in excess of $25 million (in the aggregate);

(v) elect to treat the Partnership as other than a partnership or disregarded entity for U.S. federal income tax purposes (including an election to be treated as an association taxable as a corporation;

(vi) voluntarily revoke or terminate the Partnership’s status as an Exempt Wholesale Generator;

(vii) change or amend the purposes of the Partnership or the Partnership Business.

(d) Notwithstanding the foregoing, at such times as the GE Capital Group (i) ceases to hold, in the aggregate, a majority of the Interests held by the Limited Partners or (ii) the General Partner is no longer a member of the GE Capital Group, the General Partner may do any of the following only with the Super-Majority Vote of the Limited Partners:

(i) enter into any new Material Agreement; and

(ii) adopt any annual budget for the Partnership that provides for an increase in expenditures of the Partnership for recurring items by more than 25% over the prior year (determined, for this purpose, without taking into account the expenditures relating to major maintenance capital expenditures or fuel expenses).

(e) The General Partner shall take all action which may be necessary or appropriate for the continuation of the Partnership’s valid existence and authority to do business as a limited partnership under Delaware law and in each other jurisdiction in which such authority to do business is necessary or, in the judgment of the General Partner, advisable to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged.

(f) The General Partner shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any tax returns required to be filed by the Partnership. The General Partner shall cause the Partnership to pay any taxes payable by the Partnership (it being understood that the expenses of preparation and filing of such tax returns, and the amounts of such taxes, are expenses of the Partnership and not of the General Partner); provided, however, that the General Partner shall not be required to cause the Partnership to pay any tax so long as the General Partner or the Partnership is in good faith and by appropriate legal proceedings contesting the validity, applicability or amount thereof and such contest does not materially endanger any right or interest of the Partnership.

(g) Third parties dealing with the Partnership may rely conclusively upon any certificate of the General Partner or the Management Company to the effect that they are acting on behalf of the Partnership. The signature of the General Partner shall be sufficient to bind the

Partnership in every manner to any agreement or on any document, including, but not limited to, documents drawn or agreements made in connection with the acquisition or disposition of properties in furtherance of the purposes of the Partnership. Without limiting the generality of the foregoing, third parties need not confirm that the General Partner obtained any necessary consents from any Partners.

(g) In connection with any request by the General Partner or the Partnership for consent to any action contemplated by 4.1(b)(vi), Section 4.1(d)(i) and Section 4.1(d)(ii), each Limited Partner shall consider in good faith the proposal by the General Partner or the Partnership made in respect of such consent.

4.2 Management Fee. Notwithstanding any other provision of this Agreement to the contrary, the General Partner shall be entitled to receive in respect of its management of the Partnership, a fee equal to $3 million per annum (the “Management Fee”). Any payment of the Management Fee shall be treated as a guaranteed payment for services pursuant to Section 707(c) of the Code.

4.3 Partnership Expenses.

(a) (i) Except as otherwise provided herein, the Partnership, in the discretion of the General Partner, shall pay or reimburse the General Partner, the Tax Matters Partner, and their respective Affiliates and their respective employees, agents, advisors, managers and Constituent Members for any and all expenses, costs and liabilities incurred by the Partnership in connection with or incidental to the operation, administration or ownership of the plant located at the Project, or the installation of a pollution control equipment retrofit at the Project (“Expenses”).

(ii) In the event that any Limited Partner disputes the amount of Expenses of the Partnership for any Fiscal Year (and provided that the amounts in dispute are at least $1 million as to any individual item or $5 million with respect to any series of related items), such Limited Partner shall provide the General Partner with notice of such dispute, and thereafter the General Partner and such Limited Partner shall use their respective good faith efforts to resolve such disagreement. In the event that General Partner and such Limited Partner are unable to resolve any such disagreement within twenty (20) Business Days, then the General Partner may refer the disagreement to senior executives of the General Partner and such Limited Partner who shall attempt in good faith to resolve the disagreement in question. If the senior executives of the General Partner and such Limited Partner fail to resolve any such dispute within twenty (20) Business Days of such referral, then the General Partner and such Limited Partner shall refer such dispute to a nationally recognized independent accounting firm with experience in the power generation industry reasonably acceptable to the General Partner and such Limited Partner for resolution. The fees and expenses of such independent accounting firm (including the costs relating to any negotiations with the independent accounting firm with respect to the terms and conditions of such firm’s engagement) shall be borne by the General Partner, on the one hand, and the disputing Limited Partner, on the other hand, on an inversely proportional basis, based upon the amounts in dispute that have been submitted to the independent accounting firm for resolution and that ultimately are determined in favor of the General Partner and such Limited Partner. For the avoidance of doubt, no Limited Partner shall be entitled to dispute the Expenses of the Partnership more than once per Fiscal Year, nor shall any Limited Partner be entitled to dispute the Expenses of the Partnership for any Fiscal Year after the date that is 90 days after delivery of the financial statements of the Partnership as at the end of such Fiscal Year in accordance with the provisions of Section 8.1(b)(i).1

(b) Organizational Expenses. Expenses, costs and liabilities incurred in connection with the organization of the Partnership, the General Partner and their respective Affiliates, any related legal and accounting fees and expenses, travel expenses and filing fees shall be borne and paid by the Partnership.

(c) Operating Expenses. Expenses, costs and liabilities incurred in connection with the operation of the Partnership and the Project and the performance by the General Partner, the Partnership and their respective Affiliates of their respective obligations under this Agreement including, (i) costs and liabilities incurred in connection with litigation or other extraordinary events, D&O liability and other insurance and indemnity expenses, (ii) all taxes, fees and other governmental charges payable by the Partnership, expenses incidental to the transfer, servicing and accounting for the Partnership’s cash and Securities, including all charges of depositories and custodians, and all expenses incurred by the General Partner in its capacity as the Partnership’s “tax matters partner” (as defined under the Code), or a similar role under applicable state or local tax law, as provided under Section 8.4(c) hereof, (iii) all expenses and costs incurred by the General Partner in performing its duties and obligations hereunder or in otherwise managing the operations of the Project (including the costs and expenses incurred in connection with the site visits, reviews of operational performances, and meetings with customers and vendors by the Partners, and the costs of employees of the General Partner or its Affiliates seconded to, or who devote substantial time to, the administration or management of the Project (including the installation of the pollution control retrofit)), (iv) brokerage commissions, custodial expenses, appraisal fees and other investment costs actually incurred in connection with the Project, (v) expenses of liquidating the Partnership, (vi) expenses incurred in connection with the maintenance of the Partnership’s books of account and the preparation of audited or unaudited financial statements required to implement the provisions of this Agreement or by any governmental authority with jurisdiction over the Partnership (including fees and expenses of independent auditors, accountants and counsel, the costs and expenses of preparing and circulating the reports required by Section 8.1 hereof and any fees or imposts of a governmental authority imposed in connection with such books and records and statements) and other routine administrative expenses of the Partnership, including, but not limited to, the cost of the preparation of Returns, cash management expenses and insurance and legal expenses, and (vii) all expenses, including interest, incurred in connection with any indebtedness of the Partnership, shall in each case be borne by the Partnership, and to the extent practicable (as determined by the General Partner), shall be paid directly by the Partnership.

[1]	Note to Draft: Metlife to consider particular tax determination in respect of which it could trigger a dispute resolution mechanism.

(d) Other Expenses. Expenses, costs, liabilities and allocations in respect of guarantees by Affiliates of the General Partner of the obligations of the Partnership and/or its Subsidiaries (including the guarantee by EFS Equity Holdings, an Affiliate of the General Partner, of the obligations of the Partnership and its Subsidiary, EFS Homer City LLC, under the EPC Contract) shall be borne by the Partnership and reimbursed to the General Partner promptly upon demand therefor.

4.4 Segregation of Funds. Partnership funds shall be kept exclusively in one (1) or more bank or brokerage accounts in the name of the Partnership or its designee. No funds of the General Partner or any of its Affiliates shall be kept in such accounts.

4.5 Exculpation. To the fullest extent permitted by applicable law, no Indemnified Party shall be liable, in damages or otherwise, to the Partnership, the Limited Partners or any of their Affiliates for any act or omission performed or omitted by any of them (including any act or omission performed or omitted by any of them in good faith reliance upon and in accordance with the provisions of this Agreement or in reasonable reliance upon and in accordance with the opinion or advice of experts, including of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), except with respect to any Indemnified Party, (a) any act or omission which was not taken by the Indemnified Party in the good faith belief that such act or omission was in or not opposed to the Partnership’s best interest or (b) any act or omission with respect to which a court of competent jurisdiction (or other similar tribunal) has issued a final decision, judgment or order that such Indemnified Party was grossly negligent or engaged in willful misconduct. The provisions of this Agreement, to the extent that they expressly restrict the duties (including fiduciary duties) and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnified Party.

4.6 Indemnification.

(a) To the fullest extent permitted by applicable law, the Partnership shall and does hereby agree to indemnify and hold harmless and pay all judgments and claims against the General Partner (including the General Partner in its role as Tax Matters Partner), any Affiliate thereof, and their respective Constituent Members, employees, managers, consultants or agents (each, an “Indemnified Party”, each of which shall be a third party beneficiary of this Agreement solely for purposes of this Section 4.6), from and against any loss or damage incurred by them or by the Partnership for any act or omission taken or suffered by each Indemnified Party (including any act or omission performed or omitted by any of them in reasonable reliance upon and in accordance with the opinion or advice of experts, including of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation) in connection with the Partnership Business, including costs and reasonable attorneys’ fees and any amount expended in the settlement of any claims or loss or damage, except with respect to any Indemnified Party (i) any act or omission which was not taken by the Indemnified Party in the good faith belief that such act or omission was in or not opposed to the Partnership’s best interest or (ii) any act or omission with respect to which a court of competent jurisdiction (or other similar tribunal) has issued a final decision, judgment or order that such Indemnified Party was grossly negligent or engaged in willful misconduct.

(b) Prior to any Indemnified Party seeking indemnification from the Partnership pursuant to Section 4.6(a) hereof, such Indemnified Party shall seek payment, to the extent available, under any insurance policy of the Partnership.

(c) The General Partner shall have the right and authority to require to be included in any and all Partnership contracts that it shall not be personally liable thereon and that the Person contracting with the Partnership look solely to the Partnership and its assets for satisfaction, except with respect to (i) any act or omission that was not taken by the General Partner in the good faith belief that such act or omission was in or not opposed to the Partnership’s best interest or (ii) any act or omission with respect to which a court of competent jurisdiction (or other similar tribunal) has issued a final decision, judgment or order that the General Partner was grossly negligent or engaged in willful misconduct.

(d) Except as otherwise provided herein, the satisfaction of any indemnification obligation pursuant to Section 4.6(a) hereof shall be from and limited to Partnership assets. Each Limited Partner shall be obligated to return any or all amounts distributed to it in order to fund any deficiency in the Partnership’s indemnity obligations hereunder to the extent provided in Section 3.4 hereof.

(e) Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Partnership prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount to the extent that it shall be determined upon final decision, judgment or order that such Indemnified Party is not entitled to be indemnified hereunder. No advances shall be made by the Partnership under this Section 4.6(e) without the prior written approval of the General Partner.

4.7 Borrowings. (a) To the extent that the General Partner determines that the Partnership does not have sufficient funds to pay Expenses, the Partnership may borrow such funds from any Person (including any Affiliate) upon terms satisfactory to, the General Partner.

(b) From and after the date hereof, the General Partner may cause the Partnership to borrow funds in order to refinance or otherwise reimburse the Partners in respect of their respective Additional Capital Contributions (in which case, the proceeds of such borrowings shall be paid to the Partners that funded the Additional Capital Contributions in proportion to the Additional Capital Contributions so made by them (including after giving effect to the provisions of Section 3.5(b)); provided that the aggregate amount of all such borrowings the proceeds of which are used to refinance or reimburse the Additional Capital Contributions of the Partners shall not exceed $300,000,000 without the Super-Majority Vote of the Limited Partners.

4.8 Limited Partner Meetings.

(a) The General Partner may hold a meeting of Limited Partners at such place as the General Partner may determine or may at any time call for a vote without a meeting of the Limited Partners on matters on which they are entitled to vote. Written notice of any meeting or vote shall be given to the Partners not less than five (5) Business Days before the date of the meeting or vote. Any Limited Partner may provide written waiver of notice of a meeting, either before or after such meeting. Each notice of meeting or vote, if any, shall contain a detailed statement of any resolution to be adopted by the Limited Partners and any proposed amendment to the Agreement. The voting ballot shall provide Limited Partners a specific choice between approval, disapproval or abstention for each matter to be voted upon at the meeting. Limited Partners may participate in any meeting of Limited Partners by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Attendance at any meeting of Limited Partners may also be by proxy or delegate.

(b) If a vote of Limited Partners is taken at any meeting or otherwise, each Limited Partner shall be entitled to cast a number of votes corresponding to such Limited Partner’s Sharing Percentage, as determined by the General Partner. A Limited Partner shall be entitled to vote at a meeting in person or by written proxy delivered to the General Partner prior to the meeting.

(c) The Limited Partners may also take action without any meeting (and without any prior notice from the General Partner) by written consent setting forth the action to be approved.

ARTICLE 5

DISTRIBUTIONS

5.1 Distributions Attributable to the Project. Project Proceeds shall be distributed by the General Partner as soon as practicable after receipt of such Project Proceeds by the Partnership. Project Proceeds shall be distributed to the Partners in proportion to their respective Sharing Percentages as in effect from time to time; provided that a distribution to a Partner shall not be made if it would cause (or increase) an Adjusted Capital Account Deficit for such Partner and such distribution shall instead be made to the other Partners in proportion to their respective Sharing Percentages.

5.2 Tax Distributions. The General Partner may, in its discretion, cause the Partnership to distribute to the Partners an amount designed to assist the Partners and their members in satisfying their tax liability arising from allocations of income, gain, loss and deduction in any Fiscal Year for which such an allocation is required (a “Tax Distribution”).

(a) Amount of Distribution. In determining the amount of any Tax Distribution, it shall be assumed that the items of income, gain, deduction, loss and credit in respect of the Partnership were the only such items entering into the computation of tax liability of the Partners for the Fiscal Year in respect of which the Tax Distribution was made and that the Partners were subject to tax at the highest marginal effective rate of Federal, state and local income tax applicable to a corporation resident in New York, New York, taking account of any allowable deductions in respect of such state and local taxes in computing the Partners’ liability for Federal income taxes. No account shall be taken of any items of deduction or credit attributable to an Interest in the Partnership that may be carried back or carried forward from any other taxable year.

(b) Limitations on Tax Distributions. The amount to be distributed to any Partner as a Tax Distribution in respect of any Fiscal Year shall be computed as if any distributions made to such Partner pursuant to Section 5.1 hereof during such Fiscal Year were Tax Distributions in respect of such Fiscal Year.

(c) Determination of General Partner Conclusive. Any determination of the amount of a Tax Distribution made by the General Partner pursuant to this Section 5.2 shall be conclusive and binding on all Partners absent manifest error.

(d) Effect of Tax Distributions. Any Tax Distributions made pursuant to this Section 5.2 shall be considered an advance against the next distribution payable to such Partner pursuant to Section 5.1 hereof and shall reduce such distributions.

5.3 Limitation on Distributions. Notwithstanding anything to the contrary contained herein, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner on account of its Interest if such distribution would violate the Act or other applicable law.

ARTICLE 6

BOOK ALLOCATIONS

6.1 General Application. The rules set forth below in this Article 6 shall apply for the purposes of determining each Partner’s allocable share of the items of income, gain, loss and expense of the Partnership comprising Net Income or Net Loss of the Partnership for each Fiscal Year, determining special allocations of other items of income, gain, loss and expense, and adjusting the balance of each Partner’s Capital Account to reflect the aforementioned general and special allocations. For each Fiscal Year, the special allocations in Section 6.3 hereof shall be made immediately prior to the general allocations of Section 6.2 hereof.

6.2 General Allocations.

(a) Allocations of Net Income. Net Income, if any, for a Fiscal Year shall be allocated among the Persons who were Partners during such Fiscal Year as follows:

(i) first, to the Partners in proportion to, and to the extent of, any amount of Net Loss (if any) previously allocated to each such Partner pursuant to Section 6.2(b)(iv) and not offset by prior allocations of Net Income pursuant to this Section 6.2(a)(i), an amount of Net Income equal to the amount of such Net Loss;

(ii) next, to the Partners in proportion to, and to the extent of, any amount of Net Loss (if any) previously allocated to each such Partner pursuant to Section 6.2(b)(iii) and not offset by prior allocations of Net Income pursuant to this Section 6.2(a)(ii), an amount of Net Income equal to the amount of such Net Loss;

(iii) next, to the Partners in proportion to, and to the extent of, any amount of Net Loss (if any) previously allocated to each such Partner pursuant to Section 6.2(b)(ii) and not offset by prior allocations of Net Income pursuant to this Section 6.2(a)(iii), an amount of Net Income equal to the amount of such Net Loss; and

(iv) thereafter, to the Partners in proportion to their respective Sharing Percentages.

(b) Allocations of Net Loss. Net Loss, if any, for a Fiscal Year shall be allocated among the Persons who were Partners during such Fiscal Year as follows:

(i) first, to the Partners in proportion to, and to the extent of, any amount of Net Income (if any) previously allocated to each such Partner pursuant to Section 6.2(a)(iv) and not offset by prior allocations of Net Loss made pursuant to this Section 6.2(b)(i), an amount of Net Loss equal to the aggregate amount of such Net Income (if any);

(ii) next, to the Partners in proportion to, and to the extent of, their respective Capital Contributions (other than Additional Capital Contributions);

(iii) next, to the Partners in proportion to, and to the extent of, their respective Additional Capital Contributions; and

(iv) thereafter, to the Partners in proportion to their respective Sharing Percentages.

(c) Loss Limitation. Notwithstanding anything to the contrary contained in this Section 6.2, the amount of items of Partnership expense and loss allocated pursuant to this Section 6.2 to any Partner shall not exceed the maximum amount of such items that can be so allocated without causing such Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. All such items in excess of the limitation set forth in this Section 6.2(c) shall be allocated first to Partners who would not have an Adjusted Capital Account Deficit, pro rata, in proportion to their Capital Account balances, adjusted as provided in clauses (a) and (b) of the definition of “Adjusted Capital Account Deficit,” until no Partner would be entitled to any further allocation, and thereafter to the Partners in accordance with their Sharing Percentages.

(d) No Deficit Restoration Obligation. Except as otherwise expressly provided in Section 3.4 hereof, at no time during the term of the Partnership or upon dissolution and liquidation thereof shall a Partner with a negative balance in its Capital Account have any obligation to the Partnership or the other Partners to restore such negative balance, except as may be required by law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

6.3 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. If there is a net decrease during a Fiscal Year in either Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain, then notwithstanding any other provision of this Article 6, each Partner shall receive such special allocations of items of Partnership income and gain as are required in order to conform to Regulations Section 1.704-2.

(b) Qualified Income Offset. Subject to Section 6.3(a) hereof, but notwithstanding any other provision of this Article 6, items of income and gain shall be specially allocated to the Partners in a manner that complies with the “qualified income offset” requirement of Regulations Section 1.704-1(b)(2)(ii)(d)(3).

(c) Deficit Capital Accounts Generally. If a Partner has a deficit Capital Account balance at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is then obligated to restore pursuant to this Agreement, and (ii) the amount such Partner is then deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), respectively, such Partner shall be specially allocated items of Partnership income and gain in an amount of such excess as quickly as possible, provided that any allocation under this Section 6.3(c) shall be made only if and to the extent that a Partner would have a deficit Capital Account balance in excess of such sum after all allocations provided for in this Article 6 have been tentatively made as if this Section 6.3(c) were not in this Agreement.

(d) Deductions Attributable to Partner Nonrecourse Debt. Any item of Partnership loss or expense that is attributable to Partner Nonrecourse Debt shall be specially allocated to the Partners in the manner in which they share the economic risk of loss (as defined in Regulations Section 1.752-2) for such Partner Nonrecourse Debt in accordance with Regulations Section 1.704-2(i)(1).

(e) Allocation of Nonrecourse Deductions. Each Nonrecourse Deduction of the Partnership shall be specially allocated to the Limited Partners in proportion to their Sharing Percentages.

(f) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(g) Cancellation of Indebtedness Income. Cancellation of indebtedness income of the Partnership that is realized in connection with the assignment by EMEHC of the “Section 467 Loan” (as defined in the MTA) in accordance with Section 2.1(q) of the MTA shall be allocated among the Partners in proportion to, and to the extent of, the “Lessor Section 467 Loan Balance” (as defined in Section 3.2 of the Facility Lease Agreements between each of the Owner Lessors and EMEHC) outstanding as of the Closing Date for the corresponding Owner Lessors, as applicable.

The allocations pursuant to Sections 6.3(a), (b) and (c) hereof shall be comprised of a proportionate share of each of the Partnership’s items of income and gain. The amounts of any Partnership income, gain, loss or deduction available to be specially allocated pursuant to this Section 6.3 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) of the definition of Net Income and Net Loss.

6.4 Curative Allocations. The allocations set forth in Sections 6.2(c), 6.3(a), 6.3(b), 6.3(c), 6.3(d), 6.3(e) and 6.3(f) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 6.4. Therefore, notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Sections 6.2(a) and 6.2(b). In exercising its discretion under this Section 6.4, the General Partner shall take into account future Regulatory Allocations under Section 6.3(a) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 6.3(d) and 6.3(e).

6.5 Allocation of Nonrecourse Liabilities. For purposes of determining each Partner’s share of Nonrecourse Liabilities, if any, of the Partnership in accordance with Regulations Section 1.752-3(a)(3), the Partners’ interests in Partnership profits shall be determined in the same manner as prescribed by Section 6.3(e) hereof.

6.6 Transfer of Interest. In the event of a Transfer of all or part of an Interest of a Partner (in accordance with the provisions of this Agreement) at any time other than the end of a Fiscal Year, the shares of items of Net Income or Net Loss and specially allocated items allocable to the Interest transferred shall be allocated between the Transferor and the Transferee in a manner determined by the General Partner in its discretion that is not inconsistent with the applicable provisions of the Code and Regulations. Similar principles shall apply in the event of a variation in the Sharing Percentages of the Partners in accordance with the provisions of this Agreement.

ARTICLE 7

TAX ALLOCATIONS

7.1 Tax Allocations.

(a) (i) Section 704(b) Allocations. Subject to Section 7.1(b) hereof, each item of income, gain, loss, or deduction for Federal income tax purposes that corresponds to an item of income, gain, loss or expense that is either taken into account in computing Net Income or Net Loss or is specially allocated pursuant to Section 6.3 hereof (a “Book Item”) shall be allocated among the Partners in the same proportion as the corresponding Book Item is allocated among them pursuant to Section 6.2 or 6.3 hereof.

(ii) (A) If the Partnership recognizes Depreciation Recapture (as defined below) in respect of the sale of any Partnership asset,

(1) the portion of the gain on such sale which is allocated to a Partner pursuant to Section 6.2 or Section 6.3 hereof shall be treated as consisting of a portion of the Partnership’s Depreciation Recapture on the sale and a portion of the balance of the Partnership’s remaining gain on such sale under principles consistent with Regulations Section 1.1245-1, and

(2) if, for Federal income tax purposes, the Partnership recognizes both “unrecaptured Section 1250 gain” (as defined in Section 1(h) of the Code) and gain treated as ordinary income under Section 1250(a) of the Code in respect of such sale, the amount treated as Depreciation Recapture under Section 7.1(a)(ii)(A)(1) hereof shall be comprised of a proportionate share of both such types of gain.

(B) For purposes of this Section 7.1(a)(ii) “Depreciation Recapture” means the portion of any gain from the disposition of an asset of the Partnership which, for Federal income tax purposes, (a) is treated as ordinary income under Section 1245 of the Code, (b) is treated as ordinary income under Section 1250 of the Code, or (c) is “unrecaptured Section 1250 gain” as such term is defined in Section 1(h) of the Code.

(b) Section 704(c) Allocations. In the event any property of the Partnership is credited to the Capital Account of a Partner at a value other than its tax basis (whether as a result of a contribution of such property or a revaluation of such property pursuant to clause (b) of the definition of “Gross Asset Value”), then allocations of taxable income, gain, loss and deductions with respect to such property shall be made in a manner which will comply with Code Sections 704(b) and 704(c) and the Regulations thereunder. The Partnership, in the discretion of the General Partner, may make, or not make, “curative” or “remedial” allocations (within the meaning of the Regulations under Code Section 704(c)) including, but not limited to:

(i) “curative” allocations which offset the effect of the “ceiling rule” for a prior Fiscal Year (within the meaning of Regulations Section 1.704-3(c)(3)(ii)); and

(ii) “curative” allocations from dispositions of contributed property (within the meaning of Regulations Section 1.704-3(c)(3)(iii)(B)).

(c) Credits. All tax credits shall be allocated among the Partners in the same manner described in Section 7.1 unless the Partners agree otherwise, consistent with applicable law.

The tax allocations made pursuant to this Section 7.1 shall be solely for tax purposes and shall not affect any Partner’s Capital Account or share of non-tax allocations or distributions under this Agreement.

ARTICLE 8

ACCOUNTING AND TAX MATTERS

8.1 Books and Records; Reports.

(a) The General Partner shall keep or cause to be kept books and records reflecting all of the Partnership’s activities and transactions. Subject to reasonable confidentiality restrictions established by the General Partner in its discretion (including as set forth in Section 17-305(b) of the Act), each Limited Partner and their respective agents and representatives shall be afforded access to the Partnership’s books and records applicable to such Limited Partner (including books and records relating to Expenses of the Partnership) for any purpose reasonably related to such Limited Partner’s interest as a limited partner of the Partnership, at any reasonable time during regular business hours upon five (5) Business Days’ notice to the General Partner; provided, however, that any such expenses incurred in connection with any such review of the books and records of the Partnership shall be expenses of such Limited Partner and not of the Partnership. The General Partner shall preserve all books and records that it keeps pursuant to this Section 8.1(a) for a period of five (5) years after the date of dissolution of the Partnership.

(b) The General Partner shall use its commercially reasonable efforts to furnish or cause to be furnished the following reports to each Limited Partner:

(i) as soon as practicable (but in no event later than 120 days) following the end of each Fiscal Year, a balance sheet of the Partnership as of the end of such Fiscal Year and statements of operations, changes in Partners’ capital and a statement of cash flows of the Partnership for such Fiscal Year, accompanied by an audited report from a nationally recognized independent public accounting firm selected by the General Partner in its discretion containing an opinion of such accountants;

(ii) as soon as practicable (but in no event later than 120 days) following the end of each Fiscal Year, such Limited Partner’s Schedule K-1 and such other information, if any, with respect to the Partnership as may be necessary for the preparation of such Limited Partner’s Federal income tax returns, including a statement showing each Limited Partner’s share of the Partnership’s income, gain or loss, expense and credits for such Fiscal Year for Federal income tax purposes;

(iii) as soon as practicable (but in no event later than 60 days) following the end of each of the first three (3) quarters of each Fiscal Year, a report which shall contain unaudited financial statements with respect to the Partnership and an asset management report in respect of the operation of the facility at the Project;

(iv) as soon as practicable following the approval thereof, the annual budget of the Partnership for each Fiscal Year; and

(v) as soon as practicable following the delivery thereof to the Partnership, such operating reports as are required to be delivered to the Partnership under the then-current O&M agreement with the Partnership.

(c) All financial reports referred to in subsection (i) of Section 8.1(b) hereof shall be prepared in accordance with U.S. generally accepted accounting principles.

8.2 Tax Elections.

(a) Elections by Partnership. Except as provided in Section 2.8(a) hereof relating to the tax classification of the Partnership, the General Partner may, but shall not be obligated to make, in its discretion, any tax election provided under the Code, or any provision of state, local or foreign tax law, and the General Partner shall, to the fullest extent permitted by law, be absolved from all liability for any and all consequences to any previously admitted or subsequently admitted Partners resulting from its making or failing to make any such election; provided, however, that the General Partner shall make the election described in Section 6231(a)(1)(B)(ii) of the Code for the Partnership’s first taxable year. All decisions and other matters concerning the computation and allocation of items of income, gain, loss, deduction and credits among the Partners, and accounting procedures not specifically and expressly provided for by the terms of this Agreement shall be determined by the General Partner in its discretion; provided that the allocation of such items has substantial economic effect within the meaning of Treas. Reg. Sec. 1.704-1. Any determination made pursuant to this Section 8.2 by the General Partner shall be conclusive and binding on all Partners.

(b) Elections by Partners. If any Partner makes any tax election that requires the Partnership to furnish information to such Partner to enable such Partner to compute its own tax liability, or requires the Partnership to file any tax return or report with any tax authority, in either case that would not be required in the absence of such election made by such Partner, the General Partner may, as a condition to furnishing such information or filing such return or report, require such Partner to pay to the Partnership any incremental expenses incurred in connection therewith.

8.3 Returns. The General Partner shall prepare or cause to be prepared all Federal, state, local and foreign tax returns of the Partnership (the “Returns”) for each year for which such Returns are required to be filed.

8.4 Tax Matters Partner.

(a) Designation. The General Partner is hereby designated as the tax matters partner within the meaning of Code Section 6231(a)(7) (“Tax Matters Partner”). In such capacity, the General Partner shall have all of the rights, authority and power, and shall be subject to all of the obligations, of a tax matters partner to the extent provided in the Code and the Regulations.

(b) State and Local Tax Law. If any state or local tax law provides for a tax matters partner or person having similar rights, powers, authority or obligations, the General Partner shall also serve in such capacity. In all other cases, the General Partner shall represent the Partnership in all tax matters to the extent allowed by law.

(c) Expenses of the Tax Matters Partner. Expenses incurred by the General Partner as the Tax Matters Partner or in a similar capacity as set forth in this Section 8.4 shall be borne by the Partnership as Expenses. Such expenses shall include fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out-of-pocket costs.

(d) Effect of Certain Decisions by Tax Matters Partner. Any decisions made by the Tax Matters Partner, including whether or not to settle or contest any tax matter, whether or not to extend the period of limitations for the assessment or collection of any tax and the choice of forum for such contest shall be made in the Tax Matters Partner’s reasonable discretion.

8.5 Withholding Tax Payments and Obligations. If withholding taxes are paid or required to be paid in respect of payments made to or by the Partnership, such payments or obligations shall be treated as follows:

(a) Payments to the Partnership. If the Partnership receives proceeds in respect of which a tax has been withheld, the Partnership shall be treated as having received cash in an amount equal to the amount of such withheld tax, and, for all purposes of this Agreement, each Partner shall be treated as having received a distribution pursuant to Section 5.1 hereof equal to the portion of the withholding tax allocable to such Partner, as determined by the General Partner in its discretion.

(b) Payments by the Partnership. The Partnership is authorized to withhold from any payment made to, or any distributive share of, a Partner any taxes required by law to be withheld. If, and to the extent, the Partnership is required to make any such tax payments with respect to any distribution to a Partner, either (i) such Partner’s proportionate share of such distribution shall be reduced by the amount of such tax payments (which tax payments shall be treated as a distribution to such Partner pursuant to Section 5.1 hereof), or (ii) such Partner shall pay to the Partnership prior to such distribution an amount of cash equal to such tax payments (which payment of cash shall not be deemed a Capital Contribution for purposes hereof). In the event a portion of a distribution in kind is retained by the Partnership pursuant to clause (i) above, such retained Securities may, in the discretion of the General Partner, either (A) be distributed to the other Partners, or (B) be sold by the Partnership to generate the cash necessary to satisfy such tax payments. If the Securities are sold, then for purposes of income tax allocations only under this Agreement, any gain or loss on such sale or exchange shall be allocated to the Partner to whom the tax payments relate to the extent of such tax payments.

(c) Overwithholding. Neither the Partnership nor the General Partner shall be liable for any excess taxes withheld in respect of any Limited Partner’s Interest, and, in the event of overwithholding, a Limited Partner’s sole recourse shall be to apply for a refund from the appropriate governmental authority.

(d) Certain Withheld Taxes Treated as Demand Loans. Any taxes withheld pursuant to Sections 8.5(a) or 8.5(b) hereof shall be treated as if distributed to the relevant Partner to the extent an amount equal to such withheld taxes would then be distributable to such Partner, and, to the extent in excess of such distributable amounts, as a demand loan payable by the Partner to the Partnership with interest at the Prime Rate in effect from time to time plus two percent (2%), compounded annually. The General Partner may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or may withhold from one (1) or more distributions to a Partner amounts sufficient to satisfy such Partner’s obligations under any such demand loan.

(e) Indemnity. If the Partnership, the General Partner or any of their respective Affiliates, or any of their respective shareholders, partners, members, officers, directors, employees, managers and, as determined by the General Partner in its discretion, consultants or agents, becomes liable as a result of a failure to withhold and remit taxes in respect of any Partner, then, in addition to, and without limiting, any indemnities for which such Partner may be liable under Article 4 hereof, such Partner shall, to the fullest extent permitted by law, indemnify and hold harmless the Partnership, the General Partner or any of their respective Affiliates, or any of their respective shareholders, partners, members, officers, directors, employees, managers and, as determined by the General Partner in its discretion, consultants or agents, as the case may be, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution and payment of such liability. The provisions contained in this Section 8.5(e) shall survive the termination of the Partnership, the termination of this Agreement and the Transfer of any Interest.

(f) Refunds of Withholding Taxes. In the event that the Partnership receives a refund of taxes previously withheld by a third party from one (1) or more payments to the Partnership, the economic benefit of such refund shall be apportioned among the Partners in a manner reasonably determined by the General Partner to offset the prior operation of this Section 8.5 in respect of such withheld taxes.

(g) Cooperation on Withholding Taxes. Notwithstanding anything else in this Agreement, the Partners agree to cooperate, including filing any necessary forms, in order to reduce the amount of any withholding tax ultimately suffered by the Partners.

ARTICLE 9

DISSOLUTION AND WINDING

UP OF THE PARTNERSHIP

9.1 Events of Dissolution. The Partnership shall dissolve upon the happening of any of the following events:

(a) the decision of the General Partner with the consent of a Metlife Partner Group in accordance with Section 4.1(c);

(b) the withdrawal, Bankruptcy or dissolution of the General Partner or the occurrence of any other event which constitutes an event of withdrawal of the General Partner under the Act unless the business of the Partnership is continued in accordance with this Agreement;

(c) the sale of all or substantially all of the Partnership’s assets;

(d) a judicial decree of dissolution has been obtained; or

(e) at any time there are no Limited Partners, unless the business of the Partnership is continued without dissolution in accordance with the Act.

9.2 Winding Up. Upon a dissolution of the Partnership, the Partnership shall not terminate, but shall cease to engage in further business, except to the extent necessary to perform existing contracts and preserve the value of its assets, and the General Partner shall wind up its affairs and liquidate its assets. During the course of the winding up and liquidation of the Partnership, the Partners shall continue to share Net Income, Net Losses and other separate items as provided in this Agreement, and all of the provisions of this Agreement shall continue to bind the parties and apply to the activities of the Partnership (including the distribution provisions of Section 5.1 hereof), except as specifically provided herein to the contrary.

9.3 Liquidation.

(a) As soon as practicable following the effective date of dissolution (unless the Partnership Business has been continued without dissolution in accordance with this Agreement), the proceeds from liquidation shall be applied and distributed as follows:

(i) first, to the satisfaction (whether by payment or the reasonable provision for payment) of the obligations of the Partnership to creditors, in the order of priority established by the instruments creating or governing such obligations and to the extent otherwise permitted by law, including to the establishment of any reserves which the General Partner or other liquidating trustee as may be selected considers necessary for any anticipated contingent, conditional or unmatured liabilities or obligations of the Partnership. All such reserves shall be paid over to the General Partner (or other liquidating trustee if applicable) and held by the General Partner for the purpose of disbursing such reserves in payment in respect of any of the aforementioned liabilities. At the expiration of such period as the General Partner (or other liquidating trustee, if applicable) shall deem advisable, any balance of any such reserves not required to discharge such liabilities or obligations shall be distributed as provided in subsection (ii) below;

(ii) second, to the Partners in proportion to, and to the extent of, their respective positive Capital Account balances (after giving effect to all contributions, distributions and allocations for all periods) that are attributable to any Additional Capital Contributions made by such Partners; and

(iii) third, pro rata to the Partners in accordance with their respective remaining positive Capital Account balances (after giving effect to all contributions, distributions and allocations for all periods).

(b) Each Limited Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and shall have no recourse therefor, upon dissolution or otherwise, against the General Partner. No Partner shall have any right to demand or receive property other than cash upon dissolution of the Partnership.

9.4 Compliance With Certain Requirements of Regulations. In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(iii)(g), distributions shall be made pursuant to this Article 9 to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article 9 may be distributed to a trust established for the benefit of the Partners solely for the purposes of liquidating Partnership property, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the General Partner in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to Section 9.3. The portion of the distributions that would otherwise have been made to each of the Partners that is instead distributed to a trust pursuant to this Section 9.4 shall be determined in the same manner as the expense or deduction would have been allocated if the Partnership had realized an expense equal to such amounts immediately prior to distributions being made pursuant to Section 9.3.

9.5 Deemed Contribution and Distribution. In the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no event described in Section 9.1 hereof has occurred, the Partnership property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Partnership shall be deemed to have contributed all Partnership property and liabilities to a new partnership in exchange for an interest in such new partnership and, immediately thereafter, the Partnership will be deemed to liquidate by distributing interests in the new partnership to the Partners.

9.6 Termination of Partnership. Upon the application and distribution of the proceeds of liquidation and the assets of the Partnership as provided in Section 9.3 hereof, the Partnership shall file its certificate of cancellation of the Certificate in accordance with the Act, whereupon the Partnership shall terminate. Upon cancellation of the Certificate in accordance with the Act, other than as expressly provided herein, this Agreement shall terminate.

ARTICLE 10

WITHDRAWAL AND TRANSFER BY GENERAL PARTNER AND CONTINUATION

10.1 Withdrawal of and Transfer by the General Partner.

(a) Except as provided in Section 10.1(b) hereof, the General Partner may not voluntarily withdraw from the Partnership or Transfer its Interest unless such withdrawal or Transfer has been approved by a Super-Majority Vote of the Limited Partners; provided, however, that the General Partner may, at its expense, without the consent of the Limited Partners, (i) be reconstituted as or converted into a corporation, limited partnership or other form of entity (any such reconstituted or converted entity being deemed to be the General Partner for all purposes hereof) by merger, consolidation, conversion or otherwise, (ii) Transfer its Interest to one (1) or more of its Affiliates so long as such other entity shall have assumed in writing the obligations of the General Partner under this Agreement and any other related agreements of the

General Partner, or (iii) Transfer its Interest in connection with a Drag-Along Sale or a Tag-Along Sale. In the event of an assignment or other Transfer of all of its Interest as a General Partner of the Partnership in accordance with this Section 10.1(a), its assignee or Transferee shall be substituted in its place and admitted to the Partnership as General Partner of the Partnership upon its execution of a counterpart of this Agreement, and immediately thereafter, the General Partner shall withdraw as General Partner of the Partnership, and such substituted General Partner is hereby authorized to, and shall, continue the business of the Partnership without dissolution.

(b) The General Partner shall be deemed to have withdrawn as a General Partner upon the occurrence of any event of Bankruptcy of the General Partner. Within 90 days after the date the Limited Partners receive written notice of the deemed withdrawal of the General Partner, the Limited Partners, by a Super-Majority Vote of Limited Partners, may (i) elect and admit, effective as of the date of such deemed withdrawal, a successor General Partner to the Partnership (“Successor General Partner”) and elect to continue the business of the Partnership without dissolution or (ii) elect a liquidating trustee to wind up and liquidate the assets of the Partnership. The Successor General Partner shall have all of the rights, powers and obligations of the former General Partner as the General Partner of the Partnership under this Agreement. If the Limited Partners elect to continue the Partnership Business, the Successor General Partner shall do so. If the Partners elect to wind up and liquidate the assets of the Partnership, the liquidating trustee shall proceed to do so in an orderly manner in accordance with the terms of this Agreement.

ARTICLE 11

TRANSFERS BY LIMITED PARTNERS

11.1 Restrictions on Transfer by Limited Partners. Except as set forth in Sections 11.2 and 11.3, no Limited Partner may Transfer all or any portion of its Interest at any time to any Person without the prior written consent of the General Partner, which consent may be granted or withheld in its discretion, provided, however, that if a Limited Partner wishes to Transfer all or any portion of its Interest to an Affiliate, the General Partner agrees that it shall not unreasonably withhold its consent to such Transfer or to the admission of such Transferee to the Partnership as a substituted Limited Partner; provided, further, that a reasonable expectation that a Transfer would cause the Partnership, the General Partner or any of their respective Affiliates to make any regulatory filing that it would not otherwise have been obligated to make shall be considered a reasonable reason to withhold consent. Any purported Transfer by a Limited Partner of all or any part of its Interest without the written consent of the General Partner or without satisfaction of the other requirements of this Article 11 shall, to the fullest extent permitted by law, be null and void and of no force or effect and the General Partner shall, to the fullest extent permitted by law, be entitled to cause the re-Transfer thereof to another Person for an amount equal to the Capital Account associated with the Limited Partner’s Interest at the time of re-Transfer. In addition, each Limited Partner shall use its reasonable best efforts to prevent any Transfer of any direct or indirect interest in such Limited Partner, to the extent that a purpose of such Transfer is the contravention of the provisions of this Article 11. Notwithstanding anything to the contrary contained herein but subject to Section 11.4(a), (c), (d) and (e), the General Partner shall not unreasonably withhold consent to a Transfer by a Limited Partner of all or any portion of its Interest to an institution that has experience investing in the power sector, provided that such institution is not a competitor of General Electric Capital Corporation.

11.2 Drag-Along Rights.

(a) Participation. If the GE Capital Limited Partner (the “Drag-Along Limited Partner”) proposes to sell at least fifty percent (50%) of the Interests held by the Drag-Along Limited Partner on the date of this Agreement to an un-Affiliated third party (a “Drag-Along Sale”), the Drag-Along Limited Partner may require each other Limited Partner to participate in such sale in the manner set forth in this Section 11.2.

(b) Sale Notice. The Drag-Along Limited Partner shall exercise its rights pursuant to this Section 11.2 by delivering to the General Partner and each other Limited Partner a written notice of such proposed sale no later than 30 days prior to the proposed closing thereof. Such notice shall make reference to the Limited Partners’ obligations hereunder and shall describe in reasonable detail (i) the Interests to be sold by the Drag-Along Limited Partner, (ii) the Person or entity to whom such Interests are proposed to be sold, (iii) the terms and conditions of the sale, including, without limitation, the consideration to be paid and (iv) the proposed date, time and location of the closing date of the sale.

(c) Interests to be Sold. Each other Limited Partner shall be required to sell in a sale subject to this Section 11.2, at the election of the Drag-Along Limited Partner, its pro rata portion of the Interests held by such Limited Partner; it being understood and agreed that all Interests sold pursuant to this Section 11.2 shall be sold on the same terms and conditions as the Interests to be sold by the Drag-Along Limited Partner.

(d) Cooperation; Power-of-Attorney and Proxy. The General Partner and each Limited Partner shall provide all reasonable assistance to the Drag-Along Limited Partner exercising its rights under this Section 11.2, and shall take all necessary actions to effectuate any sale of Interests pursuant to this Section 11.2 including, without limitation, entering into agreements and delivering certificates and instruments, all consistent with agreements being entered into and certificates and instruments being delivered by the Drag-Along Limited Partner (including with respect to indemnities, escrows, non-solicits and confidentiality obligations) and making any additional undertakings that may reasonably be required of such Limited Partner in connection with such sale of Interests, or which are otherwise necessary to facilitate the consummation of such sale, and each Limited Partner shall take such actions so that the sale be valid vis-a-vis all applicable third parties. Without limiting the foregoing, each Limited Partner (other than the Drag-Along Limited Partner) hereby grants an irrevocable proxy and power of attorney which, it is agreed, is coupled with an interest, to any nominee of the Drag-Along Limited Partner to take all necessary actions and execute and deliver all documents reasonably deemed necessary and appropriate to effectuate the consummation of the transactions contemplated by this Section 11.2. To the extent any Limited Partner fails to comply with the provisions of this Section 11.2, such non-complying Limited Partner shall indemnify, defend and hold harmless each Limited Partner (including the Drag-Along Limited Partner) against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to, or arising from, its failure to comply with the provisions of this Section 11.2.

(e) Consideration; Expenses. Except as provided in Section 11.2(d) above and this Section 11.2(e), each Limited Partner shall receive in any sale of Interests pursuant to this Section 11.2 in respect such Limited Partner’s Interest, an amount equal to its pro rata portion of the net proceeds of such sale of Interests (based upon the Interests of the Limited Partners included in the Drag-Along Sale). For the avoidance of doubt, each Limited Partner shall bear its own expenses, including expenses of legal counsel and other advisors engaged by such Limited Partner. Notwithstanding anything to the contrary contained in the foregoing, to the extent that any expenses (including, without limitation, taxes) relate solely to, or were incurred solely for the benefit of, a specific Limited Partner, such expenses shall be deducted from such Limited Partner’s consideration only.

(f) Notice. Promptly after completion of any sale of Interests pursuant to this Section 11.2, the Drag-Along Limited Partner shall notify the other Limited Partners of such completion and shall furnish evidence of such sale (including, without limitation, time of completion) and the terms thereof as the other Limited Partners may reasonably request.

11.3 Tag-Along Rights.

(a) Participation. If at any time the GE Capital Limited Partner (the “Tag-Along Limited Partner”) proposes to sell at least fifty percent (50%) of the Interests held by the Tag-Along Limited Partner to an un-Affiliated third party, each other Limited Partner shall be permitted to participate in such sale as set forth in this Section 11.3. For the avoidance of doubt, sales or other transfers of Interests by the Tag-Along Limited Partner to any Affiliate of the Tag-Along Limited Partner shall not be subject to the requirements contained in this Section 11.3.

(b) Sale Notice. The Tag-Along Limited Partner shall deliver to the General Partner and each other Limited Partner eligible to participate in such sale, a written notice (a “Sale Notice”) of a proposed sale (a “Tag-Along Sale”) subject to this Section 11.3, no later than 45 days prior to the proposed closing thereof. Such notice shall make reference to the Limited Partners’ rights hereunder and shall describe in reasonable detail (i) the Interests to be sold (the “Tag-Along Interests”), (ii) the Person to whom such Interests are proposed to be sold, (iii) the terms and conditions of the sale, including, without limitation, the consideration to be paid, and (iv) the proposed date, time and location of the closing of the sale.

(c) Participation Notice; Interests to be Sold. Each other Limited Partner shall be entitled to exercise its right to participate in the Tag-Along Sale by delivering to the Tag-Along Limited Partner a written notice (a “Participation Notice”) stating its election to do so and specifying Interests to be sold by it no later than 30 days after receipt of the Sale Notice (each such Limited Partner, an “Accepting Limited Partner”). Each Accepting Limited Partner shall sell in a Tag-Along Sale its pro rata portion of the Interests to be sold in such Tag-Along Sale; it being understood and agreed that, all such Interests, shall be sold on the same terms and conditions as apply to the Interests to be sold by the Tag-Along Limited Partner.

(d) Cooperation. Each other Limited Partner participating in a sale subject to this Section 11.3 shall provide all reasonable assistance to the Tag-Along Limited Partner and shall take all necessary actions to effectuate such sale, including, without limitation, entering into agreements and delivering certificates and instruments, all consistent with agreements being entered into and certificates and instruments being delivered by the Tag-Along Limited Partner, and each other Limited Partner shall take such actions and perform such formalities so that the Transfer be valid vis-à-vis all applicable third parties.

(e) Consideration; Expenses. Except as provided in Section 11.3(d) above and in this Section 11.3(e), each Limited Partner shall receive in any sale of Interests pursuant to this Section 11.3, an amount equal to its pro rata portion of the net proceeds of such sale of Interests (based upon the Interests of the Limited Partners included in the Tag-Along Sale). For the avoidance of doubt, each Limited Partner shall bear its own expenses, including expenses of legal counsel and other advisors engaged by such Limited Partner. Notwithstanding anything to the contrary contained in the foregoing, to the extent that any expenses (including, without limitation, taxes) relate solely to, or were incurred solely for the benefit of, a specific Limited Partner, such expenses shall be deducted from such Limited Partner’s consideration only.

(f) Non-Participation; Deadline for Completion of Sale. Failure by any other Limited Partner to provide a Participation Notice within 30 days after receipt of the Sale Notice shall be deemed to constitute an election by such Limited Partner not to exercise its rights pursuant to this Section 11.3, and the Tag-Along Limited Partner shall have 120 days following the expiration of such 30-day period in which to sell (including all Interests to be sold by Accepting Limited Partners pursuant to Section 11.3(c)) not more than the Interests described in the Participation Notice at the sale price set forth in the Participation Notice (or, in the event that there have been no Accepting Limited Partners, at a sale price not exceeding that set forth in the Transfer Notice). If at the end of such 120-day period, the Tag-Along Limited Partner has not completed such Tag-Along Sale, the Tag-Along Limited Partner may not then effect a sale of Interests subject to this Section 11.3 without again fully complying with the provisions of this Section 11.3. Such 120-day period may be extended to the extent necessary to comply with any regulatory requirements applicable to the Tag-Along Sale.

11.4 Additional Requirements and Conditions.

(a) In addition to the requirements and conditions set forth in Section 11.1 hereof, any Transfer, in whole or in part, of a Limited Partner’s Interest must be documented in writing and such documentation must (i) be in a form acceptable to the General Partner (determined in the discretion of the General Partner), which documentation shall contain an assignment and assumption of all of the Transferring Partners’ duties, liabilities and obligations under this Agreement, (ii) have terms that are not in contravention of any of the provisions of this Agreement or of applicable law and (iii) be duly executed by the Transferor and Transferee of such Interest. Each Transferor agrees that it shall pay all reasonable expenses, including attorneys’ fees, incurred by the Partnership or the General Partner in connection with a Transfer of its Interest, except to the extent that the Transferee thereof agrees to bear such expenses.

(b) Notwithstanding anything to the contrary contained herein, the Partnership and the General Partner shall be entitled to treat the Transferor of a Limited Partner’s Interest as the absolute owner thereof in all respects, and the Partnership shall incur no liability for allocations of Net Income, Net Losses, other items or distributions, or transmittal of reports and notices required to be given to Limited Partners hereunder which are made in good faith to such Transferor until (i) such time as the written instrument of the Transfer has been physically received by the Partnership; (ii) compliance with this Article 11 has taken place; (iii) the assignment in the form required by Section 11.4(a) hereof has been recorded on the Partnership books and (iv) the effective date of such Transfer has passed. The effective date of the Transfer of an Interest shall be the first day of the month following the day on which the last of clauses (i) through (iv) of this Section 11.4(b) occurs or at such earlier time as the General Partner determines in its discretion.

(c) Notwithstanding anything to the contrary contained herein, no Transfer of any Limited Partner’s Interest may be made if, following the proposed Transfer, the Partnership would be required to register as an investment company under, or would be in violation of, the Investment Company Act or any rules or regulations promulgated thereunder, require the General Partner or any Affiliate thereof to register as an investment adviser under the Advisers Act or cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(d) Notwithstanding anything to the contrary contained herein, no Transfer of any Limited Partner’s Interest may be made unless the General Partner, if so requested, shall have received from the Transferor an opinion of counsel satisfactory to the General Partner (or waived such requirement) that the effect of such Transfer would not (i) result in a violation of the Securities Act or any comparable state law, (ii) require the Partnership to register as an investment company under the Investment Company Act, (iii) require the Partnership, the General Partner or any Affiliate thereof to register as an investment adviser under the Advisers Act, (iv) result in a termination of the Partnership’s status as a partnership for tax purposes, (v) result in a violation of any law, rule or regulation by the Limited Partner, the Partnership, the General Partner, their respective officers, directors, employees, shareholders, partners, managers, members or any Affiliate thereof or (vi) cause the Partnership to be deemed a “publicly traded partnership” as such term is defined in Code Section 7704(b).

(e) Notwithstanding anything to the contrary contained herein, no Transfer shall be given effect unless the Transferee delivers to the Partnership the representations set forth in Schedule A.

11.5 Substituted Limited Partner.

(a) Notwithstanding anything to the contrary contained herein, no Transferee of a Limited Partner shall have the right to become a substituted Limited Partner unless (i) the General Partner shall have consented thereto, which consent, subject to the provisions of Section 11.1 hereof, may be granted or withheld in the discretion of the General Partner, (ii) the Transferee shall have executed such instruments as shall be required by the General Partner to signify such Transferee’s agreement to be bound by all provisions of this Agreement and all other documents reasonably required by the General Partner to effect the admission of the Transferee as a Limited Partner, and (iii) the Transferee or Transferor shall have paid to the Partnership the estimated costs and expenses (including attorneys’ fees and filing costs and other out-of-pocket expenses incurred by the Partnership) incurred in effecting the Transfer and substitution. Such substituted Limited Partner shall reimburse the Partnership for any excess of the actual costs and expenses so incurred over the amount of such estimate. A Transferee shall be deemed admitted as a substituted Limited Partner with respect to the Interest transferred upon its execution and delivery of a counterpart of this Agreement. By execution of this Agreement or a counterpart hereof, or by authorizing such execution on its behalf, each Limited Partner consents and agrees that any Transferee may be admitted as a substituted Limited Partner and this Agreement may be amended accordingly by the General Partner through the exercise of the power of attorney granted under Section 13.11 hereof, without the necessity of any further action by, or consent of, the Limited Partners.

(b) Upon the admission of a Transferee as a substituted Limited Partner, this Agreement shall be amended accordingly to reflect the name and address of such Transferee as a substituted Limited Partner.

(c) A Transferee of a Limited Partner’s Interest who is not admitted as a substituted Limited Partner pursuant to Section 11.5(a) hereof shall be entitled only to allocations and distributions with respect to the Interest of such Limited Partner in accordance with this Agreement, and shall have no right to vote on any Partnership matters or, to the fullest extent permitted by law, to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership and shall, to the fullest extent permitted by law, have none of the rights of a Partner under the Act or this Agreement.

11.6 Incapacity of a Limited Partner. The Bankruptcy dissolution of a Limited Partner shall not, in and of itself, cause dissolution of the Partnership. If any such event shall occur with respect to a Limited Partner, the trustee, successors or assigns of such Limited Partner shall succeed only to the economic interest of such Limited Partner herein, but no such trustee, successor or assignee shall become a substituted Limited Partner unless and until the requirements of this Article 11 with respect thereto have been satisfied.

ARTICLE 12

REGULATORY PROVISIONS

12.1 Regulatory Exclusion. The General Partner, in its discretion, may require a Limited Partner to withdraw from the Partnership if such Limited Partner’s continued participation in the Partnership would: (a) result in a violation of the Securities Act or any comparable state law by the Partnership, (b) require the Partnership to register as an investment company under the Investment Company Act, (c) require the Partnership, the General Partner or any Affiliate thereof to register as an investment adviser under the Advisers Act, (d) result in a termination of the Partnership’s status as a partnership for tax purposes, (e) result in a violation of any law, rule or regulation by the Partnership, the General Partner, their respective officers, directors, employees, shareholders, partners, managers, members or any Affiliate thereof, (f)

cause the Partnership to be deemed a “publicly traded partnership” as such term is defined in Code Section 7704(b) or (g) likely result in a material adverse effect on the Partnership or the Project; provided, however, that to the extent reasonably practicable, the General Partner shall provide prior written notice to any Limited Partner of such requirement and shall cooperate with such Limited Partner to enter into alternative arrangements proposed by such Limited Partner (or permit such Limited Partner to transfer its Interests to an Affiliate of such Limited Partner) to the extent the same would avoid the consequences set forth in clauses (a) through (g) above.

ARTICLE 13

GENERAL PROVISIONS

13.1 Notices. All notices or other communications to be given hereunder to a Partner shall be in writing and shall be sent by delivery in person, by courier service, by electronic mail transmission or telecopy or by registered or certified mail (postage prepaid, return receipt requested) addressed as follows or to such other address as may be substituted by notice as herein provided:

(a)	If to the General Partner:

[—]

Attention: [—]

Telephone: [—]

Telecopy: [—]

Electronic Mail: [—]

with a copy to each of:

[—]

Telephone: [—]

Telecopy: [—]

Electronic Mail: [—]

(b) If to the Limited Partners, at the addresses set forth on the signature page to this Agreement, on or any joinder agreement hereto.

Any notice given hereunder shall be deemed to have been given upon the earliest of: (i) receipt, (ii) three (3) days after being deposited in the U.S. mail, postage prepaid, registered or certified mail, return receipt requested and (iii) one (1) day after being sent by Federal Express or other recognized overnight delivery service, return receipt requested. In the case of notices to and from the U.S. to any other country, such notices shall be deemed to have been given upon the earlier of (A) receipt and (B) two (2) days after being sent by Federal Express or other recognized courier service, return receipt requested. In the case of notices sent by electronic mail transmission or telecopy, such notices shall be deemed to have been given when sent; provided, however, that any notice sent by electronic mail transmission shall only be effective upon confirmation (by telephone, telecopy or return receipt) from the Partner to whom such notice was sent and any notice sent by telecopy shall only be effective upon written and telephonic confirmation from the Partner to whom such notice was sent.

13.2 Title to Partnership Property. Legal title to Partnership property shall at all times be held by and in the name of the Partnership, its designee or the General Partner on behalf of the Partnership or its designee.

13.3 Amendments. This Agreement may not be amended and no provision hereof may be waived without the written consent of the General Partner and the consent of Limited Partners whose Sharing Percentages aggregate to more than 50% in the Partnership; provided, however, that (a) amendments made (i) to reflect Transfers of Interests of Limited Partners or permitted withdrawals of Limited Partners or (ii) to change the name of the Partnership may be made by the General Partner unilaterally without the consent of the Limited Partners, (b) amendments that disproportionately and adversely affect any particular Limited Partner may not be made without such Limited Partner’s written consent, (c) amendments that make any Interests redeemable by the Company may not be made without the consent of the Partners holding such Interests, (d) amendments to Sections 2.8(a), 3.5, 4.1(b), 4.1(c), 4.1(d), 4.3(a), 4.7(b), 11.2 or 11.3 or to the definition “Super-Majority Vote of Limited Partners” may not be made without the Super-Majority Vote of Limited Partners, and (e) without limiting clause (d) above, amendments to Section 4.1(c) or to the definition of “MetLife Partner Group” may not be made without the consent of the MetLife Partner Group. The General Partner shall give written notice to the Limited Partners promptly after any amendment has become effective, other than amendments solely for the purpose of the admission of substitute Limited Partners to the Partnership.

13.4 Counterparts. This Agreement may be executed in counterparts, each one of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

13.5 Construction; Headings. Whenever the feminine, masculine, neuter, singular or plural shall be used in this Agreement, such construction shall be given to such words or phrases as shall impart to this Agreement a construction consistent with the interest of the Partners entering into this Agreement. Where used herein, the term “Federal” shall refer to the U.S. Federal government. As used herein, (a) “or” shall mean “and/or” and (b) “including” or “include” shall mean “including without limitation.” The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

13.6 Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstances shall be held invalid or unenforceable, the remaining terms and provisions hereof and the application of such term or provision to Persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.

13.7 Governing Law; Arbitration. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, but not including the choice of law rules thereof. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be finally settled, at the written request of either party, by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In the event that a controversy or dispute is to be submitted to arbitration, each party shall appoint one independent and impartial arbitrator. The party-appointed arbitrators will have thirty days to appoint the third arbitrator, who will act as the chairperson of the arbitral tribunal. In the event the party-appointed arbitrators are unable to agree upon the appointment of the chairperson, such appointment shall be made by the AAA. The place of arbitration shall be New York, New York and the language of the arbitration shall be English. The parties intend that this agreement to arbitrate be valid, exclusive, specifically enforceable and irrevocable. The parties shall maintain strict confidentiality with respect to all aspects of the arbitration and shall not disclose the fact, conduct or outcome of the arbitration to any non-parties or non-participants, except to the extent required by law or to the extent necessary to recognize, confirm or enforce the final award in the arbitration, without the prior written consent of all parties to the arbitration. Any party who fails to observe the confidentiality restrictions in this Agreement shall be subject to the imposition of monetary sanctions by the arbitral tribunal. This Section 13.7 shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including, to the extent applicable, the Uniform Arbitration Act (10 Del. C. § 5701 et seq.) (the “Delaware Arbitration Act”). If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Section 13.7, including any Commercial Arbitration Rules, shall be invalid or unenforceable under the Delaware Arbitration Act, to the extent applicable, or other applicable law, such invalidity shall not invalidate all of this Section 13.7. In that case, this Section 13.7 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 13.7 shall be construed to omit such invalid or unenforceable provision.

13.8 Relations with Partners. Unless named in this Agreement as a Partner, or unless admitted to the Partnership as a substituted Limited Partner or a substituted or additional General Partner of the Partnership, as provided in this Agreement, no Person shall be considered a Partner. Subject to Article 11, the Partnership and General Partner need deal only with Persons so named or admitted as Partners.

13.9 Waiver of Action for Partition. To the fullest extent permitted by law, each of the Partners irrevocably waives during the term of the Partnership (including any periods during which the business of the Partnership may be continued under Article 9 or Article 10 hereof) any right that such Partner may have to maintain an action for partition with respect to the property of the Partnership.

13.10 Successors and Assigns. The provisions of this Agreement shall be binding upon the successors and permitted assigns of the parties hereto.

13.11 Appointment of General Partner as Attorney-in-Fact. Each Limited Partner (including any substituted Limited Partner) hereby irrevocably constitutes, appoints and empowers the General Partner and each of its duly authorized officers, managers, successors and assignees, with full power of substitution and resubstitution, as its true and lawful attorney-in-fact, in its name, place and stead and for its use and benefit, to execute, certify, acknowledge, file, record and swear to all instruments, agreements and documents necessary or advisable to carrying out the following:

(a) any and all amendments to this Agreement that may be permitted or required by this Agreement or the Act, including amendments required to effect the admission of substituted Limited Partners pursuant to and as permitted by this Agreement or to revoke any admission of a Limited Partner which is prohibited by this Agreement;

(b) any certificate of cancellation of the Certificate that may be necessary upon the termination of the Partnership;

(c) any business certificate, certificate of limited partnership, amendment thereto, or other instrument or document of any kind necessary to accomplish the Partnership Business; and

(d) all other instruments that may be required or permitted by law to be filed on behalf of the Partnership and that are not inconsistent with this Agreement.

Each Limited Partner authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever necessary or advisable to be done in and about the foregoing as fully as such Limited Partner might or could do if personally present, and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. The appointment by each Limited Partner of the General Partner and each of its duly authorized officers, successors and assigns with full power of substitution and resubstitution, as aforesaid, as attorneys-in-fact shall be deemed to be a power coupled with an interest, shall be irrevocable and shall survive and not be affected by the dissolution, bankruptcy, incapacity, disability or death of any Limited Partner, in recognition of the fact that each of the Limited Partners under this Agreement shall be relying upon the power of the General Partner and such officers, managers, successors and assigns to act as contemplated by this Agreement in such filing and other action by it on behalf of the Partnership. The foregoing power of attorney shall survive the Transfer by any Limited Partner of the whole or any part of its Interest hereunder.

13.12 Entire Agreement. This Agreement constitutes the entire agreement among the Partners with respect to the subject matter hereof and supersede any prior agreement or understanding among or between them with respect to such subject matter.

13.13 Confidentiality.

(a) No Limited Partner shall disclose to any Person any information related to the General Partner, the Partnership, the Project or any of their respective Affiliates, in each case, that is not publicly available (or that is publicly available as a result of a disclosure by such Limited Partner or any director, employee, officer, legal, financial or tax advisor of such Limited Partner in violation of this Section 13.13); provided, however, that nothing contained herein shall prevent any Limited Partner from furnishing (i) any required information to any governmental regulatory agency, self-regulating body or in connection with any judicial, governmental or other regulatory proceeding or as otherwise required by law (provided that any disclosure that is either (A) not to a governmental regulatory agency or (B) not on a confidential basis, shall require prior written notice thereof to the General Partner) or (ii) any information, so long as such disclosure is for a bona fide business purpose of such Limited Partner, to directors, officers, employees and legal, financial and tax advisors of such Limited Partner who are informed of the confidential nature of the information and who agree to be bound by the provisions of this Section 13.13, and each Limited Partner agrees to be bound hereby. Without limitation of the foregoing, each Limited Partner acknowledges that notices and reports to such Limited Partner hereunder may contain material non-public information concerning, and agrees not to use such information other than in connection with monitoring its investment in the Partnership and agrees, in that regard, not to trade in Securities on the basis of any such information. Furthermore, the Partners hereby acknowledge that pursuant to § 17-305(f) of the Act the rights of each Limited Partner to obtain information from the Partnership shall be limited to only those rights provided for in this Agreement, and that any rights provided under § 17-305(a) of the Act shall not be available to any Limited Partner or applicable to the Partnership.

(b) In order to preserve the confidentiality of certain information disseminated by the General Partner or the Partnership under this Agreement, in the event that a Limited Partner is subject to FOIA or has one or more equity owners that are subject to FOIA, the General Partner may (i) provide to such Limited Partner access to such information only on the Partnership’s website in password protected, non-downloadable, non-printable format or (ii) require such Limited Partner to return any copies of information provided to it by the General Partner or the Partnership (including any subsequent copies made by such Limited Partner).

(c) Each Limited Partner shall promptly notify the General Partner if at any time such Limited Partner is or becomes subject to Section 552(a) of Title 5 of the United States Code (commonly known as the “Freedom of Information Act”) or any public disclosure law, rule or regulation of any governmental or non-governmental entity that could require similar or broader public disclosure of confidential information provided to such Limited Partner (collectively such laws, rules or regulations, “FOIA”). To the extent that any such Limited Partner receives a request for public disclosure of any confidential Partnership information provided to it, such Limited Partner agrees that: (i) it shall use its best efforts to (A) promptly notify the General Partner of such disclosure request and promptly provide the General Partner with a copy of such disclosure request or a detailed summary of the information being requested, (B) inform the General Partner of the timing for responding to such disclosure request, (C) consult with the General Partner regarding the response to such disclosure request; (ii) it shall use commercially reasonable efforts to oppose and prevent the requested disclosure unless such Limited Partner is advised by counsel that there exists no reasonable basis on which to oppose such disclosure; and (iii) notwithstanding any other provision of this Agreement, the General Partner may, to the fullest extent permitted by law, in order to prevent any such potential disclosure that the General Partner determines in good faith is likely to occur, withhold all or any part of the information otherwise to be provided to such Limited Partner; provided, however, that the General Partner shall not withhold any such information if such Limited Partner confirms in writing to the General Partner, based upon advice of counsel, that compliance with the procedures in Section 13.13(b) is legally sufficient to prevent such potential disclosure.

(d) The obligations and undertakings of each Limited Partner under this Section 13.13 shall be continuing and shall survive termination of the Partnership and this Agreement. Any restriction or obligation imposed on a Limited Partner pursuant to this Section 13.13 may be waived by the General Partner in its discretion. Any such waiver or modification by the General Partner shall not constitute a breach of this Agreement or of any duty stated or implied in law or in equity to any Limited Partner, regardless of whether different agreements are reached with different Limited Partners.

(e) The parties hereto agree that irreparable damage may occur if the provisions of this Section 13.13 were breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 13.13 and to seek to enforce specifically the terms and provisions hereof in any court of the U.S. or any state having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

13.14 General Partner Discretion. To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provision of law or equity or otherwise, whenever in this Agreement the General Partner is permitted or required to make a decision (a) in its “discretion,” or under a grant of similar authority or latitude, the General Partner shall be entitled to act “in its sole and absolute discretion” and to consider only such interests and factors as it desires and, to the fullest extent permitted by law, shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership, the Partners or any other Person or (b) in its “good faith” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standard.

13.15 No Third Party Beneficiaries. It is understood and agreed among the parties that this Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that no other Person, other than an Indemnified Party pursuant to Section 4.6 hereof, shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

13.16 Other Instruments and Acts. The Partners agree to execute any other instruments or perform any other acts that are or may be necessary to effectuate and carry on the Partnership created by this Agreement.

13.17 Binding Agreement. This Agreement shall be binding upon the transferees, successors, assigns, and legal representatives of the Partners.

13.18 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Partners and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third Person to any party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over or against any party to this Agreement.

13.19 Reliance on Authority of Person Signing Agreement. If a Partner is not a natural Person, neither the Partnership nor any Partner shall (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or (b) be responsible for the application of distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

13.20 Remedies and Waivers. No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or provided hereunder shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or provided hereunder shall not preclude any other or further exercise of any other right, power or remedy. The rights, powers and remedies provided hereunder are cumulative and are not exclusive of any rights, powers and remedies provided by law.

13.21 Anti-Money Laundering and Anti-Terrorist Laws. Notwithstanding anything to the contrary contained in this Agreement, the General Partner, in its own name and on behalf of the Partnership, shall be authorized without the consent of any Person, including any other Partner, to take such action as it determines in its sole discretion to be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENERAL PARTNER: EFS HC GP, LLC

By:
Name:
Title:

INITIAL LIMITED PARTNER: EFS HC LP, LLC

By:
Name:
Title:

LIMITED PARTNERS: EFS HOMER CITY, LLC

By:
Name:
Title:

METROPOLITAN LIFE INSURANCE COMPANY

By:
Name:
Title:

SCHEDULE A

TRANSFEREE TAX REPRESENTATIONS

1. The transferee is, and will at all times continue to be, the sole beneficial owner of Interest to be registered in its name;

2. Such transferee is not a trust, estate, partnership or “S corporation” for Federal income tax purposes;

3. Such transferee did not purchase, and will not sell, its Interest through (a) a national, foreign, regional, local or other Securities exchange, (b) PORTAL or (c) over-the-counter market (including an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise);

4. Such transferee did not purchase, and will not sell, its Interest from, to or through (a) a person, such as a broker or dealer, that makes a market in, or regularly quotes prices for, the Interest or (b) a person that regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to the Interest and stands ready to effect, buy or sell transactions at the quoted prices for itself or on behalf of others; and

5. Such transferee will only sell its Interest to a buyer who provides representations similar to these.

* * *

The General Partner (i) may, in its sole and absolute discretion, waive representation 2 above on the advice of counsel that the transfer of an Interest to such transferee will not cause the Partnership to be treated as a corporation for Federal income tax purposes and (ii) shall waive representation 2 above if such transferee (a) is treated as a partnership for Federal income tax purposes, (b) is wholly owned, directly or indirectly, by MetLife, Inc. and (c) represents that substantially all of the value of its equity interests is not attributable to the transferred Interest or that satisfying the 100 partner limitation of Regulations Section 1.7704-1(h)(1)(ii) is not a principal purpose of the transfer. These representations may from time to time be revised by the General Partner on the advice of counsel.

SCHEDULE B

CAPITAL CONTRIBUTIONS

Limited Partner	Initial Capital Contribution	Additional Capital Contributions	Aggregate Capital Contributions
EFS HOMER CITY, LLC	$601,200,000.00	$311,020,000.00	$912,219,900.00
EFS HC GP, LLC	$100.00	$0.00	$100.00
METROPOLITAN LIFE INSURANCE COMPANY	$66,800,000.00	$0.00	$66,800,000.00
Total:			$979,020,000.00

SCHEDULE C

SHARING PERCENTAGES

Limited Partner	Sharing Percentage
EFS HOMER CITY, LLC	93.17684%
METROPOLITAN LIFE INSURANCE COMPANY	6.82315%
EFS HC GP, LLC	0.00001%

SCHEDULE D

SHARING PERCENTAGES ADJUSTMENT EXAMPLE

($ In Millions)

FGD Contribution as of December 14, 2012

Sources of Capital
New Debt			$0.00
Existing Cash			$0.00
Equity Contributed to Date			$311.02

Total Raise			$311.02

Pro-Forma Capital Allocation as of December 14, 2012

		Pre-FGD	Post-FGD
Lease
MetLife	10.0%	$66.80	—
GE	90.0%	$601.20	—

Total Lease as per General Ledger		$668.00	—

Equity
Lease Conversion
MetLife	10.0%	—	$66.80
GE	90.0%	—	$601.20
New Equity
MetLife	0.0%	—	$0.00
GE	100.0%	—	$311.02

Total Equity		—	$979.02

Equity Ownership
MetLife	6.8232%		$66.80
GE	93.1768%		$912.22